 EXHIBIT 10.16 - OFFICE LEASE AGREEMENT BY AND BETWEEN FJ DULLES BUSINESS PARK
                     II LLC AND DIGITAL SUPPORT CORPORATION

                                                                        12/21/00

                             OFFICE LEASE AGREEMENT

                                 BY AND BETWEEN

                         FJ DULLES BUSINESS PARK II LLC

                                  (as Landlord)

                                       And

                           DIGITAL SUPPORT CORPORATION

                                   (as Tenant)

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                                TABLE OF CONTENTS

ARTICLE I      DEFINITIONS .....................................................       1
ARTICLE II     PREMISES ........................................................       2
ARTICLE III    TERM ............................................................       2
ARTICLE IV     BASE RENT .......................................................       4
ARTICLE V      COMMON AREA MAINTENANCE EXPENSES AND REAL ESTATE TAXES ..........       5
ARTICLE VI     USE OF PREMISES .................................................       7
ARTICLE VII    ASSIGNMENT AND SUBLETTING .......................................       9
ARTICLE VIII   MAINTENANCE AND REPAIRS .........................................      12
ARTICLE IX     ALTERATIONS .....................................................      12
ARTICLE X      SIGNS ...........................................................      15
ARTICLE XI     SECURITY DEPOSIT ................................................      16
ARTICLE XII    INSPECTION ......................................................      18
ARTICLE XIII   INSURANCE .......................................................      18
ARTICLE XIV    SERVICES AND UTILITIES ..........................................      19
ARTICLE XV     LIABILITY OF LANDLORD ...........................................      20
ARTICLE XVI    RULES ...........................................................      21
ARTICLE XVII   DAMAGE OR DESTRUCTION ...........................................      21
ARTICLE XVIII  CONDEMNATION ....................................................      22
ARTICLE XIX    DEFAULT .........................................................      22
ARTICLE XX     BANKRUPTCY ......................................................      25
ARTICLE XXI    SUBORDINATION ...................................................      26
ARTICLE XXII   HOLDING OVER ....................................................      27
ARTICLE XXIII  COVENANTS OF LANDLORD ...........................................      27
ARTICLE XXIV   PARKING .........................................................      28
ARTICLE XXV    ESTOPPELS .......................................................      29
ARTICLE XXVI   GENERAL PROVISIONS ..............................................      30

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EXHIBIT A - Plan Showing Premises
EXHIBIT B - Work Agreement
EXHIBIT B-1 - Construction Schedule
EXHIBIT C - Rules
EXHIBIT D - Certificate Affirming Lease Commencement Date
EXHIBIT E - Base Rent Schedule
EXHIBIT F - Protective Covenants
EXHIBIT G - Location of Reserved Parking Spaces
EXHIBIT H - Form of Letter of Credit

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                             OFFICE LEASE AGREEMENT

         THIS OFFICE LEASE AGREEMENT (this LEASE) is dated as of the 4th day of January 2001 by and between FJ DULLES BUSINESS PARK II LLC, a Virginia limited liability company ("LANDLORD"), and DIGITAL SUPPORT CORPORATION, a Virginia corporation ("TENANT").

                                    ARTICLE I
                                   DEFINITIONS

1.1 Building: a one (1) story building containing approximately forty-four thousand four hundred fifty-three (44,453) square feet of total rentable area as of the date hereof and located at 3863 Centerview Drive, Chantilly, Virginia.

1.2 Premises: approximately seventeen thousand nine hundred fifty-seven (17,957) square feet of rentable area located in the Building, as more particularly designated on Exhibit A.

1.3      Lease Term: one hundred twenty (120) months.

1.4      Anticipated Lease Commencement Date: June 1, 2001.

1.5 Base Rent: Two Hundred Seventy-Eight Thousand Three Hundred Thirty-Three and 50/100 Dollars ($278,333.50) for the first Lease Year, divided into twelve (12) equal monthly installments of Twenty-Three Thousand One Hundred Ninety-Four and 46/100 Dollars ($23,194.46) for the first Lease Year.

1.6      Base Rent Annual Escalation Percentage: three percent (3%).

1.7      [Intentionally omitted.]

1.8      [Intentionally omitted.]

1.9 Security Deposit Amount: One Hundred Thousand Dollars ($100,000.00), as adjusted from time to time pursuant to Section 11.1 hereof.

1.10 Brokers: Trammell Crow Real Estate Services, Inc., as agent of Landlord, and Spaulding & Slye LLC, as agent of Tenant.

1.11 Tenant Notice Address: 14301 D Sullyfield Circle, Chantilly, Virginia 20151-1630 until Tenant has commenced beneficial use of the Premises, and at the Premises, after Tenant has commenced beneficial use of the Premises, with a copy to Mr. Marc Busman at the address set forth in Section 26.4 hereof.

1.12 Landlord Notice Address: FJ Dulles Business Park II LLC, c/o Buvermo Properties, Inc., 1901 N. Moore Street, Suite 804, Arlington, Virginia 22209,
Attention: Portfolio Manager-Dulles Business Park, with copies to: The JBG Companies, 5301 Wisconsin Avenue, N.W., Suite 300, Washington, D.C. 20015,
Attention: Ms. Sharon M. Oliver.

1.13 Landlord Payment Address: FJ Dulles Business Park II LLC and delivered to Trammell Crow Company at the following address: 14595 Arion Parkway, Suite 900, Chantilly, Virginia 20151, Attention: Dulles Business Park Property Manager.

1.14     [Intentionally omitted.]

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1.15     Guarantor(s): None.

1.16 Complex: that certain complex [of which the Building and the Land (as hereinafter deemed) are a part] of buildings known as "DULLES BUSINESS PARK," and including all easements, rights, and appurtenances thereto (including private streets, storm detention facilities, and any other service facilities), as more fully described in that certain Declaration for Protective Covenants and Restrictions for Dulles Business Park dated October 25, 1984, as amended (the "PROTECTIVE COVENANTS"), adopted by Fidelio Properties as sole owner of the Complex (said Fidelio Properties, together with its successors and assigns, being hereinafter collectively referred to as the "DECLARANT"), a copy of which Protective Covenants as they exist on the date of execution of this Lease is attached hereto as Exhibit F and made a part hereof.

1.17 Common Areas: those areas, components and systems of the Building and the Land or any combination of the foregoing, as the case may be, which serve, or which are made available by Landlord for use by, Tenant in common with Landlord, other tenants of the Building and the employees, agents and invitees of Landlord and of such other tenants.

                                   ARTICLE II
                                    PREMISES

2.1 Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord for the term and upon the conditions and covenants set forth in this Lease. Tenant will have the non-exclusive right to use the common and public areas of the Building (including, but not limited to, Tenant's proportionate share of the space in the telephone room and electrical room serving the Premises). Except as may otherwise be expressly provided in this Lease, the lease of the Premises does not include the right to use the roof, mechanical rooms, electrical closets, janitorial closets, telephone rooms, parking areas or other non-common or non-public areas of the Building.

2.2 The rentable area in the Building and in the Premises shall be determined by Landlord's architect in accordance with the Building Owners and Managers Association International Standard Method for Measuring Floor Area in Office Buildings, ANSI/BONA Z65.1-1996. Landlord shall have the option, exercisable by written notice to Tenant at any time during the Term, to have the rentable floor area of the Premises remeasured by Landlord's architect in the manner described above or any successor thereto irrespective of whether any option to expand or contract the Premises is exercised by Tenant. Upon such remeasurement by the Landlord's architect, Landlord may, at its option, give Tenant written notice of the rentable floor area so determined, in which event the rentable area as thus remeasured shall be deemed to be the rentable floor area of the Premises for all purposes of this Lease, all Rent theretofore paid by Tenant to Landlord during the Term shall be retroactively adjusted, and any deficiency shall be paid by Tenant to Landlord within thirty (30) days after Landlord's notice to Tenant setting forth the rentable floor area of the Premises.

                                   ARTICLE III
                                      TERM

3.1 All of the provisions of this Lease shall be in full force and effect from and after the date first above written. The Lease Term shall commence on the Lease Commencement Date specified in Section 3.2. If the Lease Commencement Date is not the first day of a month, then the Lease Term shall be the period set forth in Section 1.3 plus the partial month in which the Lease Commencement Date occurs. The Lease Term shall also include any properly exercised renewal or extension of the term of this Lease which is specifically provided for in this Lease.

3.2 The "LEASE COMMENCEMENT DATE" shall be the date on which the work and materials to be

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provided pursuant to Exhibit B are substantially complete as determined pursuant to Exhibit B. Promptly after the Lease Commencement Date is ascertained,
Landlord and Tenant shall execute the certificate confirming the Lease Commencement Date attached to this Lease as Exhibit D.

3.3 It is presently anticipated that the Premises will be delivered to Tenant on or about the Anticipated Lease Commencement Date; provided, however, that if Landlord does not deliver possession of the Premises by such date, Landlord shall not have any liability whatsoever, and this Lease shall not be rendered void or voidable, as a result thereof.

3.4 "Lease Year" shall mean a period of twelve (12) consecutive months commencing on the Lease Commencement Date, and each successive twelve (12) month period thereafter; provided, however, that if the Lease Commencement Date is not the first day of a month, then the second Lease Year shall commence on the first day of the month in which the first anniversary of the Lease Commencement Date occurs.

3.5 Landlord hereby grants to Digital Support Corporation, a Virginia corporation ("DSC"), the conditional right, exercisable at DSC's option, to renew the term of this Lease for one (1) five-year term (the "RENEWAL TERM"). If exercised, and if the conditions applicable thereto have been satisfied, the Renewal Term shall commence immediately following the end of the initial Lease Term provided in Sections 1.3 and 3.1 of this Lease. The right of renewal herein granted to DSC shall be subject to, and shall be exercised in accordance with, the following terms and conditions:

         (a) DSC shall exercise its right of renewal with respect to the Renewal Term by giving Landlord written notice of such election not earlier than fifteen (15) months nor later than twelve (12) months prior to the expiration of the initial Lease Term. -The-parties shah have thirty (30) days after Landlord's timely receipt of such notice in which to agree on the rent payable during the Renewal Term which would equal the prevailing market rent. Among the factors to be considered by the parties during such negotiations in determining the prevailing market rent shall be the general commercial office space rental market in Chantilly, Virginia, the rental rates then being quoted by Landlord to comparable tenants for comparable space in the Building, and the rents being charged similar tenants for similar commercial office space in one-story office and research and development use buildings. If during such thirty (30) day period the parties agree on such Base Rent, Base Rent Annual Escalation Percentage and additional rent payable during each year of the Renewal Term, then they shall promptly execute an amendment to this Lease stating the rent so agreed upon. If during such thirty (30) day period the parties are unable, for any reason whatsoever, to agree on such Base Rent, Base Rent Annual Escalation Percentage and additional rent payable, then within five (5) days thereafter the parties shall each appoint an independent real estate broker who shall be licensed in the Commonwealth of Virginia and who specializes in the field of commercial office space leasing in the Northern Virginia market, has at least ten (10) years of experience and is recognized within the field as being reputable and ethical. Such two (2) individuals shall each determine within ten
(10) days after their appointment such Base Rent, Base Rent Annual Escalation Percentage and additional rent (to be in accordance with the parameters specified in this Section 3.5). If such individuals do not agree on such items, but the higher of such two values is not more than one hundred five percent (105%) of the lower of them, then the prevailing market rent shall be deemed to be the average of the two values. If the higher of such two values is more than one hundred five percent (105%) of the lower of them, then the two brokers shall jointly appoint a third broker within ten (10) days after the second of the two determinations described above has been rendered. The third broker shall independently make his or her determination of the prevailing market rent within ten (10) days after his or her appointment. The highest and the lowest determinations of value among the three brokers shall be disregarded and the remaining determination shall be deemed to be the prevailing market rent and shall be final and conclusive. Landlord and DSC shall each bear the cost of its broker and shall share equally the cost of the third broker. Upon determination of the Base Rent, Base Rent Annual Escalation Percentage and additional rent payable during the Renewal Term pursuant to this Section 3.5, the parties shall promptly execute an amendment to this Lease stating the rent so determined.

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         (b)      If DSC's renewal notice is not given timely, then DSC's right of renewal shall lapse and be of no further force or effect.

         (c) If DSC is either (i) in default under any applicable notice or cure period with respect to any of DSC's non-monetary obligations under this Lease, or (ii) in default of DSC's monetary obligations under this Lease on the date DSC sends a renewal notice or any time thereafter until the Renewal Term is to commence, then, at Landlord's election, the Renewal Term shall not commence and the term of this Lease shall expire at the expiration of the initial Lease Term.

         (d) DSC's right of renewal under this Section 3.5 may be exercised only by DSC and may not be exercised by any transferee, sublessee or assignee of DSC; provided, however, that DCS's right of renewal under this Section 3.5 may be exercised by (i) to a corporation or other business entity (herein sometimes referred to as a "successor corporation") into or with which DSC shall be merged or consolidated, or to which substantially all of the assets of DSC may be transferred, provided that such successor corporation shall have a net worth and liquidity factor at least equal to the net worth and liquidity factor of DSC as of the date of this Lease, and provided that the successor corporation shall assume in writing all of the obligations and liabilities of DSC under this Lease; or (ii) to a corporation or other business entity (herein sometimes referred to as a "related corporation") which shall control, be controlled by or be under common control with DSC. For purposes of clause (ii) above, "control" shall be deemed to be ownership of more than fifty percent (50%) of the stock or other voting interest of the controlled corporation or other business entity. For purposes of this Lease an "Affiliate" shall mean any successor corporation or related corporation as defined in this Section 3.5(d).

         (e)      If at the time DSC exercises its right of renewal under this
Section 3.5 more than fifty percent (50%) of the number of square feet of rentable area comprising the Premises have been subleased or assigned to any party which is not an Affiliate, or if this Lease has been terminated with respect to any such portion, then DSC's rights pursuant to this Section 3.5 shall lapse and be of no further force or effect.

                                   ARTICLE IV
                                    BASE RENT

 4.1 From and after the Lease Commencement Date, Tenant shall pay the Base Rent in equal monthly installments in advance on the first day of each month during a Lease Year. On the first day of the second and each succeeding Lease Year, the Base Rent in effect shall be increased by an amount equal to the product of (a) the Base Rent Annual Escalation Percentage, multiplied by (b) the Base Rent in effect immediately before the increase, calculated on a per square foot basis and without regard to any rental abatement, allowance or other concession granted by Landlord during such Lease Year, which Base Rent per square foot shall be as set forth on Exhibit E attached hereto.

4.2 Concurrently with Tenant's execution of this Lease, Tenant shall pay an amount equal to one (1) monthly installment of the Base Rent payable during the first Lease Year, which amount shall be credited toward the monthly installment of the Base Rent payable for the first full calendar month of the Lease Term. If the Lease Commencement Date is not the first day of a month, then the Base Rent from the Lease Commencement Date until the first day of the following month shall be prorated on a per diem basis at the rate of one-thirtieth (1/30th) of the monthly installment of the Base Rent payable during the first Lease Year, and Tenant shall pay such prorated installment of the Base Rent on the Lease Commencement Date.

4.3 All sums payable by Tenant under this Lease, whether or not stated to be Base Rent, additional rent or otherwise, shall be paid to Landlord in legal tender of the United States, without setoff, deduction or

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demand, at the Landlord Payment Address, or to such other party or such other address as Landlord may designate in writing. Landlord's acceptance of rent after it shall have become due and payable shall not excuse a delay upon any subsequent occasion or constitute a waiver of any of Landlord's rights hereunder. Except as otherwise provided in this Lease, any additional rent or other sum owed by Tenant to Landlord (other than Base Rent), and any cost,expense, damage or liability incurred by Landlord for which Tenant is liable, shall be considered additional rent payable pursuant to this Lease to be paid by Tenant no later than thirty (30) days after the date Landlord notifies Tenant in writing of the amount thereof. If any sum payable by Tenant under this Lease is paid by check which is returned due to insufficient funds, stop payment order, or otherwise, then: (a) such event shall be treated as a failure to pay such sum when due; and (b) in addition to all other rights and remedies of Landlord hereunder, Landlord shall be entitled (i) to impose, as additional rent, a returned check charge of Fifty Dollars ($50.00) to cover Landlord's administrative expenses and overhead for processing, and (ii) to require that all future payments be remitted by wire transfer, money order, or cashier's or certified check.

4.4 Landlord and Tenant agree that no rental or other payment for the use or occupancy of the Premises is or shall be based in whole or in part on the net income or profits derived by any person or entity from the Building or the Premises. Tenant further agrees that it will not enter into any sublease, license, concession or other agreement for any use or occupancy of the Premises which provides for a rental or other payment for such use or occupancy based in whole or in part on the net income or profits derived by any person or entity from the Premises so leased, used or occupied. Nothing in the foregoing sentence, however, shall be construed as permitting or constituting Landlord's approval of any sublease, license, concession, or other use or occupancy agreement not otherwise approved by Landlord in accordance with the provisions of Article VII.

                                    ARTICLE V
             COMMON AREA MAINTENANCE EXPENSES AND REAL ESTATE TAXES

5.1 For the purposes of this Article V, the term "BUILDING" shall be deemed to include the site upon which the Building is constructed and all associated easements (which site is sometimes referred to herein as the "LAND"). If the Building is operated as a part of a complex of buildings or in conjunction with other buildings or parcels of land, then Landlord shall prorate the common expenses and costs with respect to each such building or parcel of land in such manner as Landlord, in its sole but not arbitrary judgment, shall determine.

5.2 Tenant shall pay as additional rent Tenant's proportionate share of Common Area Maintenance Expenses [as defined in Section 5.2(a) hereof] for each calendar year falling entirely or partly within the Lease Term ("TENANT'S SHARE OF COMMON AREA MAINTENANCE EXPENSES"), which shall be that percentage (40.40% as of the Lease Commencement Date) which is equal to a fraction, the numerator of which is the number of square feet of rentable area in the Premises (17,957 as of the Lease Commencement Date), and the denominator of which is the number of square feet of total rentable area from time to time in the Building (44,453 as of the Lease Commencement Date) (excluding storage and roof space).

         (a) "COMMON AREA MAINTENANCE EXPENSES" shall mean all costs and expenses incurred by Landlord during any calendar year in managing, operating and maintaining Common Areas, as determined by Landlord. Such costs and expenses shall include, but not be limited to, the cost of insurance; labor costs (including social security taxes and contributions and fringe benefits); charges under maintenance and service contracts (including but not limited to chillers, boilers, elevators, window and security services); the cost of water, gas, sanitary sewer, storm sewer, electricity, and other utilities to Common Areas; the cost of services to Common Areas and facilities and systems related thereto (including but not limited to, paving

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and parking areas, lighting and sound facilities, storm and sanitary drainage systems, utility conduits, systems and ducts, fire protection systems, sprinkler systems, security systems, building signs, whether or not located on the Land, retaining walls, curbs, gutters, fences, sidewalks, canopies, steps, ramps, grass, trees and shrubbery), which services may include, among other things, snow removal, extermination fees, lighting, cleaning, landscaping, gardening, sweeping, painting, and resurfacing; that portion of management fees which does not exceed five percent (5%) of gross receipts from the Building; business taxes, license fees, public space and vault rentals and charges; costs of maintenance, repair and replacement of any HVAC units serving the Common Areas of the Building; assessments imposed by any association now or hereafter established to maintain Common Areas; the cost of any equipment or services provided by Landlord in connection with the servicing, operation, maintenance repair and protection of the Common Areas and related exterior appurtenances (whether or not provided on the Lease Commencement Date); and that portion of any and all costs and expenses incurred by Landlord in each calendar year as Landlord's share of Complex Expenses, as such share is allocated by Landlord. "Complex Expenses" shall mean any and all costs and expenses for or in connection with managing, operating, maintaining, repairing and replacing the common areas of the Complex. Common Area Maintenance Expenses shall include the cost of capital improvements made by Landlord to manage, operate or maintain the Common Areas together with any financing charges incurred in connection therewith, provided that such costs shall be amortized over the useful life of the improvements and only the portion attributable to the calendar year shall be included in Common Area Maintenance Expenses for the calendar year; further provided, that such expenditures shall be limited to (i) those replacements of building elements with other building elements which serve similar purposes and which are reasonably necessary to keep the Building in good repair, in Landlord's reasonable judgment, and which will not change the character of the Building, (ii) improvements or building elements added to the Building which in Landlord's reasonable judgment will increase the efficiency of the Building (i.e., are reasonably anticipated by Landlord to reduce Common Area Maintenance Expenses -as-they relate to the item which is the subject of the capital expenditure or to reduce the rate of increase in the Common Area Maintenance Expense which relates to the item which is the subject of the capital expenditure from what it otherwise may have been reasonably anticipated to be in the absence of such capital expenditure), or (iii) improvements or replacements which are required to comply with the requirements of any laws, regulations, or insurance or utility company requirements. Neither Common Area Maintenance Expenses nor Complex Expenses shall include (1) Real Estate Taxes, (2) payments of principal and interest on any Mortgages (as hereinafter defined), (3) leasing commissions, (4) costs of preparing, improving or altering any spaces in preparation for occupancy of any new or renewal tenant, (5) costs incurred by Landlord on account of utilities, char services or other services attributable to space occupied by any tenant of the Complex, (6) the cost of capital improvements made by Landlord to manage, operate or maintain the Building to the extent that the same are not otherwise included in Common Area Maintenance Expenses as hereinabove provided, (7) the cost of any environmental remediation with respect to circumstances existing prior to the Lease Commencement Date, (8) costs of maintaining a leasing office or trailer at the Building, (9) costs associated with claims, disputes, litigation or enforcement of rules and regulations with any tenant in the Complex other than Tenant, and (10) costs, including legal expenses; or-penalties-associated with respect to Landlord's late payment of Complex Expenses, Common Area Maintenance Expenses or Real Estate Taxes, provided that Tenant is then current in the payment of all of its monetary obligations under this Lease.

         (b) If the average occupancy rate for the Building during any calendar year is less than ninety-five percent (95%), then Common Area Maintenance Expenses for such year shall be deemed to include all additional expenses, as reasonably estimated by Landlord, which would have been incurred during such year if such average occupancy rate had been ninety-five percent (95%).

         (c) Any statement provided to Tenant by Landlord pursuant to this Article shall be conclusive and binding upon Tenant unless, within forty-five
(45) days after receipt thereof, Tenant notifies Landlord

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of the respects in which the statement is claimed to be incorrect. Unless otherwise mutually agreed, any such dispute shall be determined by arbitration in the jurisdiction in which the Premises are located, in accordance with the then current commercial rules of the American Arbitration Association (however, in no event shall any auditor or arbitrator be paid on a contingency fee basis). The costs of the arbitration shall be divided equally between Landlord and Tenant, except that each party shall bear the cost of its own legal fees, unless
(i) the arbitration results in a determination that Landlord's statement contained a discrepancy of less than five percent (5%) in Landlord's favor, in which event Tenant shall bear all costs incurred in connection with such arbitration, including, without limitation, reasonable legal fees, or (ii) the arbitration results in a determination that Landlord's statement contained a discrepancy of at least five percent (5%) in Landlord's favor, in which event Landlord shall bear all costs incurred in connection with such arbitration, including, without limitation, reasonable legal fees. Pending determination of any dispute, Tenant shall pay all amounts due pursuant to the disputed statement, but such payments shall be without prejudice to Tenant's position. Upon at least ten (10) days notice to Landlord, Tenant or a Certified Public Accountant whom is employed by Tenant on other than a contingency fee basis shall have reasonable access during normal business hours and at Tenant's expense, to appropriate books and records of Landlord to the amount of expenses covered by the disputed statement, for the purpose of verifying the statement.

5.3 Tenant shall pay as additional rent Tenant's proportionate share of Real Estate Taxes [as defined in Section 5.3(a) hereof] for each calendar year falling entirely or partly within the Lease Term (the "TENANT'S SHARE OF Real Estate Taxes"), which shall be that percentage (40.40% as of the Lease Commencement Date) which is equal to a fraction, the numerator of which is the number of square feet of rentable area in the Premises, and the denominator of which is the number of square feet of total rentable area from time to time in the Building (44,453 as of the Lease Commencement Date) (excluding storage and roof space).

         (a) "REAL ESTATE TAXES" shall mean (1) all real estate taxes, special user fees, rates, and assessments (including general and special assessments, if any), ordinary and extraordinary, foreseen and unforeseen, which are imposed upon Landlord or assessed against the Building or the Land, (2) any other present or future taxes or governmental charges that are imposed upon Landlord or assessed against the Building or the Land which are in the nature of or in substitution for real estate taxes, including any tax levied on or measured by the rents payable by tenants of the Building, all taxes and assessments for public improvements or any other purpose and any gross receipts or receipts or similar taxes, and (3) expenses (including, without limitation, attorneys' and consultants' fees and court costs) incurred in reviewing, protesting or seeking a reduction of real estate taxes, whether or not such protest or reduction is ultimately successful. Subject to the foregoing, Real Estate Taxes shall not include any inheritance, estate, gift, franchise, corporation, net income or net profits tax assessed against Landlord from the operation of the Building.

         (b)      [Intentionally omitted.]

5.4 Tenant shall make estimated monthly payments to Landlord on account of the amount of Tenant's Share of Common Area Maintenance Expenses and Tenant's Share of Real Estate Taxes that are expected by Landlord to be incurred by Tenant during each calendar year. At the beginning of the Lease Term and at the beginning of each calendar year thereafter, Landlord shall submit a statement setting forth Landlord's reasonable estimate of such Tenant's Share of Common Area Maintenance Expenses and Tenant's Share of Real Estate Taxes. Tenant shall pay to Landlord on the first day of each month following receipt of such statement, until Tenant's receipt of the succeeding annual statement, an amount equal to one-twelfth (1/12) of such Tenant's Share of Common Area Maintenance Expenses and Tenant's Share of Real Estate Taxes (estimated on an annual basis without proration). From time to time but no more often than once during any calendar year, Landlord may revise Landlord's initial estimate for such calendar year and adjust Tenant's monthly payments to reflect Landlord's revised estimate. After the end of each calendar year Landlord shall submit a statement showing (1) Real Estate Taxes, and (2) the aggregate amount of Tenant's

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estimated payments of Tenant's Share of Common Area Maintenance Expenses and
Tenant's Share of Real Estate Taxes made during such year. If such statement indicates that the aggregate amount of such estimated payments of Tenant's Share of Common Area Maintenance Expenses and Tenant's Share of Real Estate Taxes exceeds Tenant's actual liability therefor, then Landlord shall credit Tenant's net overpayment toward subsequent payments of Base Rent next coming due hereunder, or if the Lease Term has expired or been terminated other than because of an Event of Default by Tenant, then Landlord shall pay the amount of any such excess estimated payments to Tenant within thirty (30) days after the later of (i) the expiration or termination of the Lease Term or (ii) the date on which Tenant cures all defaults under this Lease. If such statement indicates that Tenant's actual liability exceeds the aggregate amount of such estimated payments of Tenant's Share of Common Area Maintenance Expenses and Tenant's Share of Real Estate Taxes, then Tenant shall pay the-amount of-such excess as additional rent within thirty (30) days after Tenant's receipt of such statement. If the Lease Term commences or expires on a day other than the first day or the last day of a calendar year, respectively, then Tenant's liabilities pursuant to this Article for such calendar year shall be apportioned by multiplying the respective amount of Tenant's proportionate share thereof for the full calendar year by a fraction, the numerator of which is the number of days during such calendar year falling within the Lease Term, and the denominator of which is three hundred sixty-five (365). Furthermore, in the event that Landlord challenges any Real Estate Taxes that are levied, assessed or imposed upon the Building or the Land, and if Tenant shall have paid additional rent on account of such contested Real Estate Taxes and Landlord thereafter receives a refund of such Real Estate Taxes, then Tenant shall receive a credit toward subsequent payments of Base Rent coming due hereunder, or if the Lease Term has expired or been terminated other than because of an Event of Default by Tenant, then Landlord shall pay the amount of Tenant's share of any such refund to Tenant within thirty (30) days after the later of (i) the expiration or termination of the Lease Term, or (ii) the date on which Tenant cures all defaults under this Lease.

                                   ARTICLE VI
                                 USE OF PREMISES

6.1 Tenant shall use and occupy the Premises solely for general (non-medical) office purposes, and ancillary integration, laboratory, training and storage uses, and for no other use or purpose. Tenant shall not use or occupy the Premises for any unlawful purpose, or in any manner that will violate the certificate of occupancy for the Premises or the Building or that will constitute waste, nuisance or unreasonable annoyance to Landlord or any other tenant or user of the Building, or in any manner that will increase the number of parking spaces required for the Building or its full occupancy as required by law. Tenant shall comply with all present and future laws (including, without limitation, the Americans with Disabilities Act (the "ADA") and the regulations promulgated thereunder, as the same may be amended from time to time), ordinances (including without limitation, zoning ordinances and land use requirements), regulations, orders and recommendations (including, without limitation, those made by any public or private agency having authority over insurance rates) (collectively, "Laws") concerning the use, occupancy and condition of the Premises and all machinery, equipment, furnishings, fixtures and improvements therein, all of which shall be complied with in a timely manner at Tenant's sole expense. If any such Law requires an occupancy or use permit or license for the Premises or the operation of the business conducted therein (including a certificate of occupancy or nonresidential use permit), then Tenant shall obtain and keep current such permit or license at Tenant's expense and shall promptly deliver a copy thereof to Landlord. Use of the Premises is subject to all covenants, conditions and restrictions of record. Tenant shall not use any space in the Building for the sale of goods to the public at large or for the sale at auction of goods or property of any kind. Tenant shall not conduct any operations, sales, promotions, advertising or special events in, on or about the Complex outside of the Premises.

6.2 Tenant shall pay before delinquency any business, rent or other taxes or fees that are now or hereafter levied, assessed or imposed upon Tenant's use or occupancy of the Premises, the conduct of Tenant's business at the Premises, or Tenant's equipment, fixtures, furnishings, inventory or personal

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property. If any such tax or fee is enacted or altered so that such tax or fee is levied against Landlord or so that Landlord is responsible for collection or payment thereof, then Tenant shall pay as additional rent the amount of such tax or fee.

6.3 Tenant shall not cause or permit any Hazardous Materials to be generated, used, released, stored or disposed of in or about the Building, the Land, or the Complex, provided that Tenant may use and store reasonable quantities of standard cleaning materials and customary office supplies as may be reasonably necessary for Tenant to conduct normal general office use operations in the Premises provided the same are handled, stored and disposed of in accordance with all Laws. At the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord free of Hazardous Materials and in compliance with all Environmental Laws. "HAZARDOUS Materials" means(1) asbestos and any asbestos containing material and any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Law or any other applicable Law as a "HAZARDOUS SUBSTANCE," "HAZARDOUS MATERIAL," "HAZARDOUS WASTE," "INFECTIOUS WASTE," "TOXIC SUBSTANCE," "TOXIC POLLUTANT" or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or Toxicity Characteristic Leaching Procedure (TCLP) toxicity, (2) any petroleum and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources, and 3) any petroleum product, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive material (including any source, special nuclear, or by-product material), medical waste, chlorofluorocarbon, lead or lead-based product, and any other substance whose presence could be detrimental to the Building, the Land, or the Complex or hazardous to health or the environment. "Environmental Law" means any present and future Law and any amendments (whether common law, statute, rule, order, regulation or otherwise), permits and other requirements or guidelines of governmental authorities applicable to the Building or the Land and relating to the environment and environmental conditions or to any Hazardous Material.

         (a) Notwithstanding any termination of this Lease, Tenant shall indemnify and hold Landlord, its employees and agents harmless from and against any damage, injury, loss, liability, charge, demand or claim based on or arising out of the presence or removal of, or failure to remove, Hazardous Materials generated, used, released, stored or disposed of by Tenant or any Invitee in or about the Building, whether before or after Lease Commencement Date. In addition, Tenant shall give Landlord immediate verbal and follow-up written notice of any actual or threatened Environmental Default, which Environmental Default Tenant shall cure in accordance with all Environmental Laws and to the satisfaction of Landlord and only after Tenant has obtained Landlord's prior written consent, which shall not be unreasonably withheld. An "ENVIRONMENTAL Default" means any of the following by Tenant or any Invitee: a violation of an Environmental Law; a release, spill or discharge of a Hazardous Material on or from the Premises, the Land or the Building; an environmental condition requiring responsive action; or an emergency environmental condition. Upon any Environmental Default, in addition to all other rights available to Landlord under this Lease, at law or in equity, Landlord shall have the right but not the obligation to immediately enter the Premises, to supervise and approve any actions taken by Tenant to address the Environmental Default, and, if Tenant fails to immediately address same to Landlord's satisfaction, to perform, at Tenant's sole cost and expense, any lawful action necessary to address same. If any lender or governmental agency shall require testing to ascertain whether an Environmental Default is pending or threatened, then Tenant shall pay the reasonable costs therefor as additional rent. Promptly upon request, Tenant shall execute from time to time affidavits, representations and similar documents concerning Tenant's best knowledge and belief regarding the presence-of Hazardous Materials at or in the Building, the Land or the Premises.

         (b) In the event that Landlord receives written notice from a governmental agency of the presence of Hazardous Materials in the Premises or in any of the Common Areas of the Building which are utilized by Tenant in a quantity and of a nature that violates any applicable governmental laws or regulations and that were not introduced to the Building by or on behalf of Tenant, Landlord shall take such action, if any, as may be required to comply with such governmental laws or regulations; provided, however, that

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Landlord shall have the right to contest any such notice of violation, in which case Landlord's obligation to cure shall not arise until after the final adjudication of the validity of the violation notice.

6.4 Landlord at its expense (subject to reimbursement pursuant to Article V to the extent permitted thereby) shall take steps necessary to comply with Title III of the ADA to the extent same applies directly to the common areas of the Building or the Parking Area serving the Building and Complex; provided, however, that to the extent any non-compliance is a result of the use or occupancy of the Premises or any action or inaction of Tenant or any Invitee (as defined in Article VIII), or if any improvements made by Landlord to comply with the ADA benefit solely the Premises, then such compliance shall be at Tenant's cost. Tenant at its sole cost and expense shall be solely responsible for taking any and all measures which are required to comply with the ADA concerning the Premises (including means of ingress and egress thereto) and the business conducted therein. Any Alterations made or constructed by Tenant for the purpose of complying with the ADA or which otherwise require compliance with the ADA shall be done in accordance with this Lease; provided, that Landlord's consent to such Alterations shall not constitute either Landlord's assumption, in whole or in part, of Tenant's responsibility for compliance with the ADA, or representation or confirmation by Landlord that such Alterations comply with the provisions of the ADA.

                                   ARTICLE VII
                            ASSIGNMENT AND SUBLETTING

7.1 Tenant shall not assign, transfer or otherwise encumber (collectively, "assign") this Lease or all or any of Tenant's rights hereunder or interest herein, or sublet or permit anyone to use or occupy (collectively, "sublet") the Premises or any part thereof, without obtaining the prior written consent of Landlord, which consent may be withheld or granted in Landlord's ;sole and absolute discretion. No assignment or right of occupancy hereunder may be effectuated by operation of law or otherwise without the prior written consent of Landlord. Any attempted assignment, transfer or other encumbrance of this Lease or all or any of Tenant's rights hereunder or interest herein, and any sublet or permission to use or occupy the Premises or any part thereof not in accordance with this Article VII shall be void and of no force or effect. Any assignment or subletting, Landlord's consent thereto, or Landlord's collection or acceptance of rent from any assignee or subtenant shall not be construed either as waiving or releasing Tenant from any of its liabilities or obligations under this Lease as a principal and not as a guarantor or surety, or as relieving Tenant or any assignee or subtenant from the obligation of obtaining Landlord's prior written consent to any subsequent assignment or subletting. As security for this Lease, Tenant hereby collaterally assigns to Landlord the rent due from any assignee or subtenant of Tenant. For any period during which Tenant is in default hereunder, Tenant hereby authorizes each such assignee or subtenant to pay said rent directly to Landlord upon receipt of notice from Landlord specifying same. Landlord's collection of such rent shall not be construed as an acceptance of such assignee or subtenant as a tenant. Tenant shall not mortgage, pledge, hypothecate or encumber (collectively "mortgage") this Lease without Landlord's prior written consent, which consent may be granted or withheld in Landlord's sole and absolute discretion. To reimburse Landlord for expenses incurred by Landlord in connection with Tenant's request for Landlord to give its consent to any assignment, subletting, or mortgage, Tenant shall pay to Landlord (a) an administrative fee of seven hundred fifty dollars ($750.00) and (b) Landlord's reasonable attorney's fees actually incurred. Any sublease, assignment or mortgage shall, at Landlord's option, be effected on forms reasonably approved by Landlord. Tenant shall deliver to Landlord a fully-executed copy of each agreement evidencing a sublease, assignment or mortgage within ten (10) days after Tenant's execution thereof and such agreement shall be of no force or effect until Landlord has executed a consent in form and substance acceptable to Landlord in its sole discretion. Notwithstanding any of the foregoing to the contrary, provided Tenant is not in default under this Lease, and subject to Landlord's rights and Tenant's obligations pursuant to Sections 7.4, 7.5 and 7.6 below, Landlord shall not unreasonably withhold its consent to any proposed subletting of all or any portion of the Premises or assignment of this Lease. Without limiting the generality of the immediately preceding sentence, it is specifically agreed that it shall be reasonable for Landlord, within twenty (20) days following Landlord's receipt of Tenant's Request Notice (as defined in Section 7.3

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hereof), to withhold its consent if: (i) the proposed subtenant is engaged in a business, or the Premises will be used in a manner, that is inconsistent with image of the Building; or (ii) Landlord is not satisfied, in its reasonable judgment, that the financial condition of the proposed subtenant is sufficient to pay the subrent under the proposed sublease; or (iii) the proposed use of the Premises is not in compliance with Article VI or is not compatible with the other uses within, and the terms of other leases with respect to, the Building; or (iv) the initial Tenant does not remain fully liable as a primary obligor for the payment of all rent and other charges payable by Tenant under this Lease and for the performance of all other obligations of Tenant under this Lease; or (v) the proposed subtenant is a governmental or quasi-governmental agency; or (vi) the proposed use of the premises shall increase the pedestrian traffic in the Building above the level of traffic generated by normal and customary office usage; or (vii) the proposed subtenant is a current tenant in the Building or a potential tenant in the Building with whom Landlord is engaged in active negotiations unless the proposed subtenant already occupies space in the Building which is contiguous to any portion of the Premises and Landlord has been requested by such subtenant to provide expansion space-at least-sixty {60) days prior -to-the date of Tenant's proposed sublease of a portion of the Premises to such subtenant and Landlord has not been able to arrange for the lease of such expansion space to the proposed subtenant by such date.

7.2 If Tenant is a partnership, then any event (whether voluntary, concurrent or related) resulting in a dissolution of Tenant, any withdrawal or change (whether voluntary, involuntary or by operation of law) of partners owning a controlling interest in Tenant (including each general partner), or any structural or other change having the effect of limiting the liability of the partners shall be deemed a voluntary assignment of this Lease subject to the provisions of this Article. If Tenant is a corporation (or a partnership with a corporate general partner), then any event (whether voluntary, concurrent or related) resulting in a dissolution, merger, consolidation or other reorganization of Tenant (or such corporate general partner), or the sale or transfer or relinquishment of the interest of shareholders who, as of the date of this Lease, own a controlling interest of the capital stock of Tenant (or such corporate general partner), shall be deemed a voluntary assignment of this Lease subject to the provisions of this Article; provided, however, that the foregoing portion of this sentence shall not apply to corporations whose stock is traded through a national or regional exchange or over-the-counter market. If Tenant is a limited liability company, then any dissolution of Tenant or a withdrawal or change, whether voluntary, involuntary or by operation of law, of members owning a controlling interest in Tenant shall be deemed a voluntary assignment of this Lease. In addition, a transfer of all or substantially all of the assets of Tenant, either by merger, consolidation, or otherwise shall be deemed to be an assignment under this Article VII. Whether Tenant is a partnership, corporation or any other type of entity, then at the option of Landlord, a sale of all or substantially all of its assets, a change in its name of which Landlord has not received prior notice, or a conversion into any other type of entity shall also be deemed a voluntary assignment of this Lease. Notwithstanding anything contained in this Article VII to the contrary, provided Tenant is not in default hereunder, Tenant may, upon at least ten (10) days prior written notice to Landlord but without Landlord's prior written consent and without being subject to Landlord's rights and Tenant's obligations set forth in Sections 7.4, 7.5 and 7.6 below, assign or transfer its entire interest in this Lease or sublease all or any portion of the Premises to an Affiliate. In the event of any such assignment or subletting, Tenant shall remain fully liable as a primary obligor for the payment of all rent and other charges required hereunder and for the performance of all obligations to be performed by Tenant hereunder. For purposes of this Section 7.2, "CONTROL" shall be deemed to be ownership of more than fifty percent (50%) of the stock or other voting interest of the controlled corporation or other business entity. Together with Tenant's notice to Landlord pursuant to this Section 7.2, Tenant shall submit to Landlord sufficient information regarding the transaction as is reasonably necessary for Landlord to confirm that the transaction meets the qualifications set forth in this Section 7.2.

7.3 If at any time during the Lease Term Tenant desires to assign, sublet or mortgage all or part of this Lease or the Premises, then in connection with Tenant's request to Landlord for Landlord's consent thereto, Tenant shall give notice to Landlord in writing ("TENANT'S REQUEST Notice") containing: the identity of the proposed assignee, subtenant or other party and a description of its business; the terms of the proposed

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assignment, subletting or other transaction; the commencement date of the proposed assignment, subletting or other transaction (the "PROPOSED SUBLEASE OR Assignment Commencement DATE"); the area proposed to be assigned, sublet or otherwise encumbered (the "PROPOSED SUBLET OR ASSIGNMENT SPACE"); the most recent financial statement or other evidence of financial responsibility of such proposed assignee, subtenant or other party; and a certification executed by Tenant and such party stating whether or not any premium or other consideration is being paid for the assignment, sublease or other transaction.

7.4 If the term of the proposed sublease (including all applicable renewal terms) constitutes ninety percent (90%) or more of the remaining Lease Term or if the Proposed Sublease or Assignment Space (when aggregated with all other space subleased by Tenant) constitutes fifty percent (50%) or more of the Premises and the Subtenant under the proposed sublease is not an Affiliate, then Landlord shall have the right in its sole and absolute discretion to terminate this Lease with respect to the Proposed Sublet or Assignment Space by sending Tenant written notice of such termination within thirty (30) days after Landlord's receipt of Tenant's Request Notice. If the Proposed Sublet or Assignment Space does not constitute the entire Premises but constitutes more than fifty percent (50%) of the Premises and the Subtenant under the proposed sublease is not an Affiliate, and Landlord exercises its option to terminate this Lease with respect to the Proposed Sublet or Assignment Space, then (a) Tenant shall tender the Proposed Sublet or Assignment Space to Landlord on the Proposed Sublease or Assignment Commencement Date and such space shall thereafter be deleted from the Premises, and (b) as to that portion of the Premises which is not part of the Proposed Sublet or Assignment Space, this Lease shall remain in full force and effect except that Base Rent and additional rent shall be reduced pro rata. The cost of any construction required to permit the operation of the Proposed Sublet or Assignment Space separate from the balance of the Premises shall be paid by Tenant to Landlord as additional rent hereunder. If the Proposed Sublet or Assignment Space constitutes the entire Premises and the Subtenant under the proposed sublease is not an Affiliate, and Landlord elects to terminate this Lease, then Tenant shall tender the Proposed Sublet or Assignment Space to Landlord, and this Lease shall terminate, on the Proposed Sublease or Assignment Commencement Date.

7.5 If any sublease or assignment (whether by operation of law or otherwise, including without limitation an assignment pursuant to the provisions of the Bankruptcy Code or any other Insolvency Law) provides that the subtenant or assignee thereunder is to pay any amount in excess of the rental and other charges due under this Lease, then whether such excess be in the form of an increased monthly or annual rental, a lump sum payment, payment for the sale, transfer or lease of Tenant's fixtures, leasehold improvements, furniture and other personal property, or any other form (and if the subleased or assigned space does not constitute the entire Premises, the existence of such excess shall be determined on a pro-rata basis), Tenant shall pay to Landlord fifty percent (50%) of any such excess or other premium applicable to the sublease or assignment (after deducting Tenant's reasonable, out-of-pocket costs incurred in subleasing, but not deducting any costs attributable to vacancy periods or "DOWNTIME"), which amount shall be paid by Tenant to Landlord (unless such payment is otherwise waived, in whole or in part, by Landlord in writing) as additional rent upon such terms as shall be specified by Landlord and in no event later than ten (10) days after any receipt thereof by Tenant. Acceptance by Landlord of any payments due under this Section shall not be deemed to constitute approval by Landlord of any sublease or assignment, nor shall such acceptance waive any rights of Landlord hereunder. Landlord shall have the right to inspect and audit Tenant's books and records relating to any sublease or assignment.

7.6 All restrictions and obligations imposed pursuant to this Lease on Tenant shall be deemed to extend to any subtenant, assignee, licensee, concessionaire or other occupant or transferee, and Tenant shall cause such person to comply with such restrictions and obligations. Any assignee shall be deemed to have assumed obligations as if such assignee had originally executed this Lease and at Landlord's request shall execute promptly a document confirming such assumption. Each sublease is subject to the condition that if the Lease Term is terminated or Landlord succeeds to Tenant's interest in the Premises by voluntary surrender or otherwise, at Landlord's option the subtenant shall be bound to Landlord for the balance of the term of such sublease and shall attorn to and recognize Landlord as its landlord under the then executory

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terms of such sublease or, at Landlord's sole option, the subtenant shall execute a direct lease with Landlord on Landlord's then-current standard form.

                                  ARTICLE VIII
                             MAINTENANCE AND REPAIRS

8.1 Tenant, at Tenant's sole cost and expense, shall promptly make all repairs, perform all maintenance, and make all replacements in and to the Premises that are necessary or desirable to keep the Premises in good condition and repair, in a clean, safe and tenantable condition, and otherwise in accordance with all Laws and the requirements of this Lease. Tenant shall maintain all fixtures, furnishings and equipment located in, or exclusively serving, the Premises in clean, safe and sanitary condition, shall take good care thereof and make all required repairs and replacements thereto, except for Landlord's obligations as specifically set forth in Section 8.2 hereof. Tenant shall give Landlord prompt written notice of any defects or damage to the structure of, or equipment or fixtures in, the Building or any part thereof. Tenant shall suffer no waste or injury to any part of the Premises, and shall, at the expiration or earlier termination of the Lease Term, surrender the Premises in an order and condition equal to or better than their order and condition on the Lease Commencement Date, except for ordinary wear and tear and as otherwise provided in Section 9.3 and Article XVII. Except as otherwise provided in Article XVII, all injury, breakage and damage to the Premises and to any other part of the Building or the Land caused by any act or omission of any invitee, agent, employee, subtenant, assignee, contractor, client, family member, licensee, customer or guest of Tenant (collectively, "INVITEES") or Tenant, shall be repaired by and at Tenant's expense, except that Landlord shall have the right at Landlord's option to make any such repair and to charge Tenant for all costs and expenses incurred in connection therewith.

8.2 Except as otherwise provided in this Lease, Landlord shall (subject to reimbursement pursuant to Article V) provide regularly scheduled extermination services for the Building, keep the exterior and demising walls, load bearing elements, foundations, roof and common areas that form a part of the Building, and the building standard mechanical, electrical, HVAC and plumbing systems, pipes and conduits that are provided by Landlord in the operation of the Building (collectively, the "BUILDING STRUCTURE AND Systems"), clean and in good operating condition and, promptly after becoming aware of any item needing repair, will make repairs thereto. Notwithstanding any of the foregoing to the contrary: (a) installation, maintenance and repair of special tenant areas, facilities, finishes and equipment (including, but not limited to, any special fire protection equipment, telecommunications and computer equipment, kitchen/galley equipment, air-conditioning equipment serving the Premises only and all other furniture, furnishings and equipment of Tenant and all Alterations) shall be the sole responsibility of Tenant and shall be deemed not to be a part of the Building Structure and Systems; and (b) Landlord shall have no obligation to make any repairs brought about by any act or neglect of Tenant or any Invitee.

                                   ARTICLE IX
                                   ALTERATIONS

9.1 The original improvement of the Premises shall be accomplished in accordance with Exhibit B (if any). Landlord is under no obligation to make any structural or other alterations, decorations, additions, improvements or other changes (collectively, "Alterations") in or to the Premises or the Building except as (if any) or as otherwise expressly provided in this Lease.

         Tenant shall not make or permit anyone to make any Alterations in or to the Premises or the Building, without the prior written consent of Landlord, which consent may be withheld or granted in Landlord's sole and absolute discretion. Notwithstanding the foregoing, Landlord shall not unreasonably withhold its consent to any non-structural Alteration which Tenant may desire to make to the Premises; provided, however, that Landlord shall retain sole and absolute discretion to withhold its consent to any

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Alteration, whether structural or non-structural, which may, in the sole and absolute judgment of Landlord (i) adversely affect the marketability of the Premises, (ii) exceed the capacity of, hinder the effectiveness of, interfere with, or will be connected to the electrical, mechanical, heating, ventilating, air conditioning, or plumbing systems of the Premises or the Building, or (iii) be visible from outside the Premises. Notwithstanding the foregoing, Tenant shall have the right, after providing at least ten (10) days prior written notice to Landlord, but without the necessity of obtaining Landlord's consent, to recarpet, repaint, or to make purely "cosmetic" or "DECORATIVE" nonstructural Alterations in and to the Premises-that (I) do not fall within clauses (i) through (iii) above, (II) do not require the issuance of a building permit, and
(III) do not cost, when aggregated with all other Alterations made during the previous twelve (12) months, more than Twenty Thousand Dollars ($20,000.00). Any Alterations made by Tenant shall be made: (a) in a good, workmanlike, first-class and prompt manner; (b) using new materials only; (c) by a contractor, on days, at times and under the supervision of an architect approved in writing by Landlord; (d) in accordance with plans and specifications prepared by an engineer or architect reasonably acceptable to Landlord, which plans and specifications shall be approved in writing by Landlord at Landlord's standard charge to be paid as additional rent to cover Landlord's administrative expenses and overhead for processing; (e)-in-accordance-with.-all-Laws and the requirements of any insurance company insuring the Building or any portion thereof; (f) after having obtained any required consent of the holder of any Mortgage; (g) after obtaining public liability and worker's compensation insurance policies approved in writing by Landlord, which policies shall cover every person who will perform any work with respect to such Alteration; and (h) upon request, after Tenant has delivered to Landlord documentation reasonably satisfactory to Landlord evidencing Tenant's financial ability to complete the Alteration in accordance with the provisions of this Lease. Prior to each payment to any contractor, subcontractor, laborer, or material supplier for all work, labor, and services to be performed and materials to be furnished in connection with Alterations, Tenant shall obtain and deliver to Landlord written, unconditional waivers of mechanics' and materialmen's liens against the Premises and the Building from all proposed contractors, subcontractors, laborers and material suppliers for all work, labor and services performed and materials furnished in connection with Alterations to the extent the costs thereof have been paid and, at a minimum, through the previous invoice submitted for payment. If any lien (or a petition to establish such lien) is filed in connection with any Alteration, such lien (or petition) shall be discharged by Tenant within ten (10) days thereafter, at Tenant's sole cost and expense, by the payment thereof or by the filing of a bond acceptable to Landlord. If Landlord gives its consent to the making of any Alteration, such consent shall not be deemed to be an agreement or consent by Landlord to subject its interest in the Premises or the Building to any liens which may be filed in connection therewith. All Alterations involving structural, electrical, mechanical or plumbing work, the heating, ventilation and air conditioning system of the Premises or the Building, and the roof of the Building shall be performed at Tenant's sole cost and expense and by a contractor or subcontractor acceptable to Landlord in its sole but reasonable discretion. Whether or not Landlord performs such work, then Landlord's property manager shall be paid additional rent in an amount equal to three percent (3%) of the cost of such work. Promptly after the completion of an Alteration, Tenant at its expense shall deliver to Landlord three (3) sets of accurate as-built drawings showing such Alteration in place. Tenant shall reimburse Landlord, its employees and agents for (as additional rent), and shall indemnify, defend upon request and hold them harmless from and against all costs, damages, claims, liabilities, expenses (including attorneys' fees), losses, penalties and court costs suffered by or claimed against them, directly or indirectly, based on or arising out of in whole or in part, the construction or installation of Alterations.

9.2 If any Alterations are made without the prior written consent of Landlord, Landlord shall have the right at Tenant's expense to remove and correct such Alterations and restore the Premises and the Building to their condition immediately prior thereto, or to require Tenant to do the same. All Alterations to the Premises or the Building made by either party shall immediately become the property of Landlord and shall remain upon and be surrendered with the Premises as a part thereof at the expiration or earlier termination of the Lease Term; provided, however, that (a) if Tenant is not in default under this Lease, then Tenant

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shall have the right to remove, prior to the expiration or earlier termination of the Lease Term, all movable furniture, furnishings and equipment (including trade fixtures) installed in the Premises solely at the expense of Tenant, and
(b) Tenant shall remove all Alterations and other items in the Premises or the Building which Landlord designates in writing for removal. Landlord shall have the right at Tenant's expense to repair all damage and injury to the Premises or the Building caused-by-such removal or to require Tenant to do the same. If such furniture, furnishings and equipment are not removed by Tenant prior to the expiration or earlier termination of the Lease Term, the same shall at Landlord's option become the property of Landlord and shall be surrendered with the Premises as a part thereof; provided, however, that Landlord shall have the right at Tenant's expense to remove from the Premises such furniture, furnishings and equipment and any Alteration which Landlord designates in writing for removal or to require Tenant to do the same. If Tenant fails to return the Premises to Landlord as required by this Section, then Tenant shall pay to-Landlord, as additional rent, all costs (including a construction management fee) incurred by Landlord in effecting such return. Notwithstanding the foregoing, Tenant, upon submitting its request to Landlord to make Alterations, shall have the right to request therein that Landlord specify whether and to what extent Landlord will require Tenant to remove the Alterations in question at the end of the Lease Term, provided that Tenant refers therein to the provisions of this Section 9.2. If Tenant shall fail to request such information in its request to make any Alterations, such right shall be deemed null and void as to the Alterations in question, and all such Alterations shall thereafter be subject to the exercise of Landlord's rights and to Tenant's obligations set forth above in this Section 9.2. If Tenant submits its request for such information in accordance with the foregoing provisions and Landlord consents to the Alterations requested, Landlord shall, together with its consent, specify in writing whether and to what extent it will require Tenant to remove the Alterations in question at the end of the Lease Term, and if Landlord fails so to specify, Tenant shall have no further obligation to remove the Alterations which were the subject of Tenant's request.

9.3      (a)      Subject to the satisfaction of all of the conditions in this
Section 9.3, Tenant shall have the right to install and maintain on the roof of the Building (the "SATELLITE AREA") one (1) satellite dish antenna, together with the cables extending from such antenna to the Premises, in accordance with the plans and specifications, and having a size, weight, height and all other features and specifications which have been approved by Landlord (and, if necessary, the Declarant) in each of their sole and absolute discretion. Notwithstanding the foregoing, Tenant shall not be entitled to install such an antenna (i) which is more than ten (10) feet in height, (ii) if such installation would adversely affect (or in a manner that would adversely affect) any warranty with respect to the roof of the Building, (iii) if such installation would adversely affect (or in a manner that would adversely affect) the structure or any of the building systems of the Building, or if such installation would require (or in a manner that would require) any structural alteration to the Building, or if such installation would disturb the roof membrane or make any other penetration on the roof or the exterior facade of the Building unless Landlord in its sole- and-absolute discretion approves in writing such structural alteration, (iv) if such installation would violate (or in a manner that would violate) any covenant, condition, or restriction of record affecting the Building or any applicable federal, state or local law, rule or regulation, (v) unless all required approvals and consents of all holders of Mortgages encumbering the Building are obtained, (vi) unless Tenant has obtained and maintains at Tenant's expense, and has submitted to Landlord copies of, all permits and approvals relating to such antenna and such installation and maintenance (including, without limitation, any permit required if a crane is necessary to place such antenna on the roof) and pays all taxes and fees related thereto, (vii) unless such antenna is white or of a beige or lighter color (or otherwise appropriately screened), (viii) unless such antenna is installed, at Tenant's sole cost and expense, by a qualified contractor chosen by Tenant and approved in advance by Landlord, which approval shall not be unreasonably withheld, (ix) the installation or operation of which would interfere with or disrupt the use or operation of any other antenna or the roof of the Building, (x) unless Tenant obtains Landlord's prior consent to the manner and time in which such installation work is to be done; (xi) unless sufficient room therefor exists on the roof, as

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determined by Landlord, at the time of the proposed installation; and (xii)
unless screened from view from the grounds adjacent to the Building in a manner and with materials acceptable to Landlord in its sole discretion. All plans and specifications concerning such installation shall be subject to Landlord's prior written approval, which approval shall not be unreasonably withheld, and Tenant shall reimburse Landlord's expenses incurred in such review. All repairs and installations required after the initial installation of the antenna also shall be subject to Landlord's prior written approval (to be granted or withheld in Landlord's sole and absolute discretion) which approval shall be at Tenant's sole cost and expense.

         (b) Tenant shall not have access to any such antenna without Landlord's prior written consent, which consent shall be granted to the extent necessary for Tenant to perform its maintenance obligations hereunder if, and only if, Tenant is accompanied by Landlord's representative (if Landlord so requests). Any such access by Tenant shall be subject to reasonable rules and regulations relating thereto established from time to time by Landlord, including without limitation rules and regulations prohibiting such access unless Tenant is accompanied by Landlord's representative.

         (c) At all times during the Lease Term, Tenant shall (i) maintain said antenna in clean, good and safe condition and in a manner that avoids interference with or disruption to Landlord and other tenants of the Building and (ii) comply with all requirements of laws, ordinances, rules and regulations of all public authorities and insurance companies which shall impose any order or duty upon Landlord with respect to or affecting the antenna or wiring out of Tenant's use or manner of use thereof. Tenant shall pay and discharge all costs and expenses incurred by Landlord in connection with the furnishing, installation, maintenance, operation and removal of the antenna within thirty
(30) days after written demand. All repairs to the Building made necessary by reason of the furnishing, installation, maintenance, operation or removal of the antenna or any replacements thereof (including, without limitation, any invalidation of the roof warranty due to the antenna or Tenant's actions) shall be at Tenant's sole cost. Such maintenance shall be performed by a qualified contractor approved by Landlord. At the expiration or earlier termination of the Lease Term, Tenant shall remove such antenna and related equipment from the Building and surrender the Satellite Area in good condition, ordinary wear and tear and unavoidable damage by the elements excepted.

         (d) Upon at least ten (10) days' prior written notice to Tenant, Landlord shall have the right to require Tenant to relocate the antenna, if in Landlord's opinion such relocation is necessary or desirable. Any such relocation shall be performed by Tenant at Landlord's expense, and in accordance with all of the requirements of this Section 9.3. Nothing in this Section shall be construed as granting Tenant any line of sight easement with respect to such satellite dish antenna.

         (e) During the initial Lease Term, Tenant's use of the Satellite Area in accordance with he terms of this Lease shall be without charge by Landlord; provided, however, that during the Renewal Term or any extension period of this Lease beyond the initial Lease Term, for any period that such antenna is located on the roof, Tenant shall pay as additional rent to Landlord, on the first day of each month, a monthly fee (the "ANTENNA CHARGE"), which Antenna Charge shall be equal to the then prevailing market rate and escalation factor for the roof-top operation of comparable telecommunications equipment at commercial office buildings in Chantilly, Virginia, which prevailing market rate and escalation factor shall be determined in accordance with the methods set forth in Section 3.5(a) hereof, and which Antenna Charge shall be paid in accordance with Section 4.3 of this Lease. Such Antenna Charge for any period less than a month shall be apportioned based upon tire-number-of days-in that-month.

         (f) It is expressly understood that by granting Tenant the right hereunder, Landlord makes no representation as to the legality of such antenna or its installation. In the event that any federal, state, county, regulatory or other authority requires the removal or relocation of such antenna, Tenant shall remove or relocate such antenna at Tenant's sole cost and expense, and Landlord shall under no circumstances be liable to Tenant therefor.

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         (g)      Tenant shall indemnify and hold Landlord harmless from and against all costs, damages, claims, liabilities and expenses (including attorneys' fees) suffered by or claimed against Landlord, directly or indirectly, based on, arising out of or resulting from any act or omission by Tenant or Tenant's employees, agents, assignees, subtenants, contractors, clients, guests, licensees, customers or invitees with respect to the installation, use, operation, maintenance, repair or disassembly of such antenna and related equipment.

         (h) The antenna may be used by Tenant only in the conduct of Tenant's customary business. No assignee or subtenant shall have any rights pursuant to this Article.

         (i) Tenant shall maintain such insurance as is appropriate with respect to the installation, operation and maintenance of the antenna. Landlord shall have no liability on account of any damage to or interference with the operation of the antenna except for physical damage caused by Landlord's gross negligence or willful misconduct and Landlord expressly makes no representations or warranties with respect to the capacity for an antenna placed on the roof of the Building to receive or transmit signals. The operation of the antenna shall be at Tenant's sole and absolute risk. Tenant shall in no event interfere with the use of any other communications equipment located on the roof of the Building.

                                    ARTICLE X
                                      SIGNS

10.1 Landlord will, at Landlord's cost, provide Building standard signage on the main suite entry and the rear door of the Premises. No other sign, advertisement or notice referring to Tenant shall be inscribed, painted, affixed or otherwise displayed on any part of the exterior or interior of the Building (including windows and doors) without the prior written approval of Landlord, which may be granted or withheld in Landlord's sole and absolute discretion. If any such item that has not been approved by Landlord is so displayed, then Landlord shall have the right to remove such item at Tenant's expense or to require Tenant to do the same. Landlord reserves the right to install and display signs, advertisements and notices on any part of the exterior or interior of the Building; provided, however, that Landlord shall not allow any other tenant of the Building to install any signage which hangs directly over the Premises.

10.2 Notwithstanding the foregoing, Tenant shall have the non-exclusive right to display up to two (2) of its signs on the facade of the Building, which signs shall be at locations and of sizes, colors, formats, styles and methods of fabrication which are acceptable to Landlord in its sole and absolute discretion (collectively, the "APPROVED EXTERIOR Signs"). Tenant shall submit to Landlord Tenant's plans and specifications for the Approved Exterior Signs, which plans and specifications shall be subject to Landlord's prior written approval, in Landlord's sole and absolute discretion. Tenant shall be responsible for the installation, maintenance, repair and replacement of such Approved Exterior Signs and shall bear all costs thereof; provided, however, that Tenant's initial installation costs for the Approved Exterior Signs shall be payable out of the Tenant Allowance (as defined in Exhibit B attached hereto), to the extent that funds are available therefrom following Landlord's receipt from Tenant of (i) invoices reasonably evidencing work or services performed with respect to Tenant's initial installation of the Approved Exterior Signs, (ii) receipted bills or other evidence that the aforesaid invoices have been paid in full by Tenant, and (iii) waivers or releases of liens from each of Tenant's contractors, subcontractors and suppliers in connection with the initial installation of the Approved Exterior Signs. At all times during the Lease Term that an Approved Exterior Sign is displayed on the Building, Tenant shall (1) ensure that each such Approved Exterior Sign complies with all applicable laws and governmental regulations with respect to the Approved Exterior Sign(s) and the Protective Covenants, and (2) shall maintain each such Approved Exterior Sign in compliance with the requirements of this Lease. In the event that the Approved Exterior Sign is removed and replaced at any time during the Lease Term by Tenant, the replacement sign shall be subject to the same approval requirements and conditions as are set forth in this Section 10.2 with respect to the initial

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Approved Exterior Sign, including, but not limited to, the condition that such replacement sign not increase the total signage which is attributable to the Premises.

                                   ARTICLE XI
                                SECURITY DEPOSIT

11.1 Simultaneously with Tenant's execution of this Lease, Tenant shall deposit with Landlord the Security Deposit Amount (as defined in Section 1.9 hereof) as a security deposit which shall be security for the performance by Tenant of all of Tenant's obligations, covenants, conditions and agreements under this Lease. Landlord shall not be required to maintain such security deposit in a separate account. Notwithstanding the above, the Security Deposit Amount shall be (a) increased by One Hundred Thousand Dollars ($100,000.00) on March 15, 2001; and (b) reduced by (i) Forty Thousand Dollars ($40,000.00) after the expiration of the first (1st) Lease Year of the Lease Term, (ii) by Forty Thousand Dollars ($40,000.00) after the expiration of the second (2nd) Lease Year of the Lease Term, (iii) by Fifty-Three Thousand Three Hundred Thirty-Three and 33/100 Dollars ($53,333.33) after the expiration of the third (3rd) Lease Year of the Lease Term, and (iv) by Forty-Two Thousand Two Hundred Five and 09/100 Dollars ($42,205.09) after the expiration of the fourth (4th) Lease Year of the Lease Term; provided, however, that there shall be no reduction for any Lease Year unless at the end of such Lease Year (A) Tenant's most recent annual financial statement demonstrates a positive net income, and (B) there does not then exist any Event of Default or any circumstance which with the giving of notice or the passage of time would constitute an Event of Default under this Lease until such time as the conditions set forth in the foregoing clause (A) are satisfied and such Event of Default or circumstance has been cured, at which time the annual reduction in the Security Deposit Amount shall resume. After the end of the fourth (4th) Lease Year, the required amount of the Security Deposit Amount at that time shall remain as the Security Deposit Amount for the remainder of the Lease Term, and, notwithstanding anything to the contrary set forth in this Article XI, in no event shall the Security Deposit Amount ever be less than Twenty-Four Thousand Four Hundred Sixty-One and 58/100 Dollars ($24,461.58). Except as may be required by law, Tenant shall not be entitled to interest on the security deposit. Within approximately thirty (30) days after the later of the expiration or earlier termination of the Lease Term or Tenant's vacating the Premises, Landlord shall return such security deposit to Tenant, less such portion thereof as Landlord shall have appropriated to satisfy any of Tenant's obligations, or any default by Tenant, under this Lease. If there shall be any default under this Lease by Tenant, then Landlord shall have the right, but shall not be obligated, to use, apply or retain all or any portion of the security deposit for the payment of any (a) Base Rent, additional rent or any other sum as to which Tenant is in default, or (b) amount Landlord may spend or become obligated to spend, or for the compensation of Landlord for any losses incurred, by reason of Tenant's default (including, but not limited to, any damage or deficiency arising in connection with the reletting of the Premises). If any portion of the security deposit is so used or applied, then within three
(3) business days after Landlord gives written notice to Tenant of such use or application, Tenant shall deposit with Landlord cash in an amount sufficient to restore the security deposit to the original Security Deposit Amount, and Tenant's failure to do so shall constitute an Event of Default under this Lease.

 11.2 If Landlord transfers the security deposit to any purchaser or other transferee of Landlord's interest in the Property, then Tenant shall look only to such purchaser or transferee for the return of the security deposit, and Landlord shall be released from all liability to Tenant for the return of such security deposit. Tenant acknowledges that the holder of any Mortgage shall not be liable for the return of any security deposit made by Tenant hereunder unless such holder actually receives such security deposit. Tenant shall not pledge, mortgage, assign or transfer the Security Deposit or any interest therein.

11.3 Within ten (10) days after Landlord's request, but, except with respect to a prospective financing or sale of the Building or the Land, not more than once per calendar year, Tenant shall submit to Landlord Tenant's then most recent audited financial statement, which has been prepared in accordance with generally accepted accounting principles by an independent certified public accountant, and if such

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statement does not cover the preceding calendar year, then Tenant shall also deliver to Landlord a financial statement which covers the period from the day following the period which 'Ls the subject of the audited statement through the last day of the month preceding Landlord's request is certified by Tenant's President or Chief Financial Officer as being true and correct.

11.4 Tenant shall, at Tenant's option, have the right to deliver to Landlord an unconditional, irrevocable letter of credit in substitution for the cash security deposit, subject to the following terms and conditions. Such letter of credit shall be (a) in form and substance satisfactory to Landlord in its sole discretion (which shall be substantially in the form attached hereto and made a part hereof as Exhibit H); (b) at all times in the Security Deposit Amount (as defined in Sections 1.9 and 11.1 hereof), and shall permit multiple draws without a corresponding reduction in the amount of the letter of credit; (c) issued by a commercial bank reasonably acceptable to Landlord from time to time and located in the Washington, D.C. metropolitan area; (d) made payable to, and expressly transferable and assignable at no charge by, the owner from time to time of the Building (which transfer/assignment shall be conditioned only upon the execution of a written document in connection therewith); (e) payable at sight; (f) of a term not less than one (1) year; and (g) at least thirty (30) days prior to the then-current expiration date of such letter of credit, either
(1) renewed (or automatically and unconditionally extended) from time to time through the ninetieth (90th) day after the expiration of the Lease Term, or (2) replaced with cash in the amount of the Security Deposit Amount. Notwithstanding anything in this Lease to the contrary, any cure or grace periods set forth in
Section 19.1 shall not apply to any of the foregoing, and, specifically, if Tenant fails to timely comply with the requirements of subsection (g) above, then Landlord shall have the right to immediately draw upon the letter of credit without notice to Tenant and apply the proceeds to the security deposit. Each letter of credit shall be issued by a commercial bank that has a credit rating with respect to certificates of deposit, short term deposits or commercial paper of at least P-2 (or equivalent) by Moody's Investor Service, Inc., or at least A-2 (or equivalent) by Standard & Poor's Corporation, and shall be otherwise acceptable to Landlord in its sole and absolute discretion. If the issuer's credit rating is reduced below P-2 (or equivalent) by Moody's Investors Service, Inc. or below A-2 (or equivalent) by Standard & Poor's Corporation, or if the financial condition of such issuer changes in any other materially adverse way, then Landlord shall have the right to require that Tenant obtain from a different issuer a substitute letter of credit that complies in all respects with the requirements of this Section, and Tenant's failure to obtain such substitute letter of credit within ten (10) days following Landlord's written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) shall entitle Landlord to immediately draw upon the then existing letter of credit in whole or in part, without notice to Tenant. In the event the issuer of any letter of credit held by Landlord is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said letter of credit shall be deemed to not meet the requirements of this Section, and, within ten (10) days thereof, Tenant shall replace such letter of credit with other collateral acceptable to Landlord in its sole and absolute discretion (and Tenant's failure to do so shall, notwithstanding anything in this Lease to the contrary, constitute an Event of Default for which there shall be no notice or grace or cure periods being applicable thereto other than the aforesaid ten
(10) day period). Any failure or refusal of the issuer to honor the letter of credit shall be at Tenant's sole risk and shall not relieve Tenant of its obligations hereunder with respect to the security deposit.

11.5 Landlord hereby agrees and acknowledges that in the event that Tenant deposits the Security Deposit Amount in cash and then replaces the cash security deposit with an unconditional, irrevocable letter of credit which Landlord deems acceptable in accordance with the terms and conditions of Section 11.4 hereof (an "ACCEPTABLE LETTER OF CREDIT"), then within five (5) business days following Landlord's receipt and acceptance of such Acceptable Letter of Credit Landlord shall return an amount of cash equal to the to Tenant which is equal to the amount of such Acceptable Letter of Credit.

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                                   ARTICLE XII
                                   INSPECTION

12.1 Upon such notice to Tenant as is reasonable under the circumstances (which notice may be given orally and which notice shall not be required in the event of an emergency), at all times Tenant shall permit Landlord, its agents and representatives, and the holder of any Mortgage, to enter the Premises without charge therefor and without diminution of the rent payable by Tenant in order to examine, inspect or protect the Premises and the Building, to make such alterations and/or repairs as in the sole and absolute judgment of Landlord may be deemed necessary or desirable, or to exhibit the same to brokers, prospective tenants (during the last twelve (12) months of the Lease Term), lenders, purchasers and others. Except in the event of an emergency, Landlord shall provide advance notice to Tenant and endeavor to minimize disruption to Tenant's normal business operations in the Premises in connection with any such entry. Notwithstanding the foregoing, Tenant shall be permitted to maintain a locked facility in which United States Government security classified work is being conducted or in which such work is stored if Tenant notifies Landlord of the location of same prior to locking off such area, in which case Landlord shall not enter such area without being accompanied by a representative of Tenant, and, in consideration for such rights granted by Landlord, (i) Tenant hereby authorizes Landlord and any of its employees, agents and contractors to break any such locks and the doors and walls to which they are attached (a) in the event of an emergency or (b) in the event of the need to make inspections, repairs, maintenance or improvements and Tenant's refusal to provide access to such secured areas, and (ii) Tenant hereby indemnifies Landlord (including its shareholders, partners, employees, agents and contractors) against and holds Landlord harmless from, any and all liabilities, losses, damages, causes of action, suits, claims, demands, judgments, costs and expenses of any kind (including court costs and reasonable attorneys' fees) asserted against Landlord by any unaffiliated third party relating to or arising from or in connection with Landlord's exercise of its rights under this sentence.

                                  ARTICLE XIII
                                    INSURANCE

13.1 Tenant shall not conduct or permit to be conducted any activity, or place or permit to be placed any equipment or other item in or about the Premises or the Building, which will in any way increase the rate of fire insurance or other insurance on the Building. If any increase in the rate of fire insurance or other insurance is due to any activity, equipment or other item of Tenant, then (whether or not Landlord has consented to such activity, equipment or other item) Tenant shall pay as additional rent due hereunder the amount of such increase. The statement of any applicable insurance company or insurance rating organization (or other organization exercising similar functions in connection with the prevention of fire or the correction of hazardous conditions) that an increase is due to any such activity, equipment or other item shall be conclusive evidence thereof. In the event that Landlord's insurance company provides Landlord with an opportunity to cure the condition or circumstance which said insurance company has cited as the basis for such increase in premium, then Landlord shall promptly deliver a copy of the notice containing such opportunity to cure to Tenant and Tenant shall have the right to cure such condition or circumstance during the remainder of the period which was set forth in the insurance company's notice to Landlord.

13.2 Throughout the Lease Term, Tenant shall obtain and maintain (1) commercial general liability insurance (written on an occurrence basis) including contractual liability coverage insuring the obligations assumed by Tenant under this Lease (including those set forth in Sections 6.3 and 15.2), premises and operations coverage, broad form property damage coverage and independent contractors coverage, and containing an endorsement for personal injury, (2) business interruption insurance, (3) all-risk property insurance,
(4) comprehensive automobile liability insurance (covering automobiles owned by Tenant, if any), (5) worker's compensation insurance, and (6) employer's liability insurance. Such commercial general liability insurance shall be in minimum amounts typically carried by prudent tenants engaged in similar

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operations, but in no event shall be in an amount less than Two Million Dollars
($2,000,000) combined single limit per occurrence with a Four Million Dollar ($4,000,000) annual aggregate. Such business interruption insurance shall be in minimum amounts typically carried by prudent tenants engaged in similar operations, but in no event shall be in an amount less than the Base Rent then in effect during any Lease Year. Such property insurance shall be in an amount not less than that required to replace all of the original tenant improvements installed in the Premises pursuant to Exhibit B, all Alterations and all other contents of the Premises (including, without limitation, Tenant's trade fixtures, decorations, furnishings, equipment and personal property). Such automobile liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) bodily injury and property damage for each accident. Such worker's compensation insurance shall carry minimum limits as defined by the law of the jurisdiction in which the Building is located (as the same may be amended from time to time) but not less than Five Hundred Thousand Dollars ($500,000) for each accident. Such employer's liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease-policy limit, and One Million Dollars ($1,000,000) disease-each employee.

         (a) All such insurance shall: (1) be issued by a company that is licensed to do business in the jurisdiction in which the Building is located, that has been approved in advance by Landlord and that has a rating equal to or exceeding A: XI from Best's Insurance Guide; (2) name Landlord, the managing agent of the Building and the holder of any Mortgage as additional insureds/loss payees (as applicable); (3) contain an endorsement that such policy shall remain in full force and effect notwithstanding that the insured may have waived its right of action against any party prior to the occurrence of a loss (Tenant hereby waiving its right of action and recovery against and releasing Landlord and its employees and agents from any and all liabilities, claims and losses for which they may otherwise be liable to the extent Tenant is covered by insurance carried or would have been covered by insurance it is required to carry under this Lease); (4) provide that the insurer thereunder waives all right of recovery by way of subrogation against Landlord, its partners, agents, employees, and representatives, in connection with any loss or damage covered by such policy; (5) be acceptable in form and content to Landlord; (6) be primary and non-contributory; (7) contains an endorsement for cross liability and severability of interests; and (8) contain an endorsement prohibiting cancellation, failure to renew, reduction of amount of insurance or change in coverage without the insurer first giving Landlord and any holder or any mortgage thirty (30) days' prior written notice (by certified or registered mail, return receipt requested) of such proposed action. No such policy shall contain any deductible provision except as otherwise approved in writing by Landlord, which approval shall not be unreasonably withheld. Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts or different types of insurance if it becomes customary for other landlords of first-class office buildings in the Washington, D.C., metropolitan area to require similar sized-tenants-insimilar industries-to-carry insurance of such higher minimum amounts or of such different types of insurance. Tenant shall deliver a certificate (on Acord Form 27) of all such insurance and receipts evidencing payment therefor (and, upon request, copies of all required insurance policies, including endorsements and declarations) to Landlord concurrently with Tenant's execution of this Lease and at least annually thereafter. Tenant shall give Landlord immediate notice in case of fire, theft or accident in the Premises, and in the case of fire, theft or accident in the Building if involving Tenant, its agents, employees or Invitees. Neither the issuance of any insurance policy required under this Lease nor the minimum limits specified herein shall be deemed to limit or restrict in any way Tenant's liability arising under or out of this Lease.

13.3 Landlord agrees to carry and maintain all-risk property insurance (with replacement cost coverage) covering the Building and Landlord's property therein in an amount equal to the replacement cost of the Building and Landlord's property therein. Landlord hereby waives its right of recovery against Tenant and releases Tenant from any and all liabilities, claims and losses for which Tenant may otherwise be liable to the extent Landlord is covered by property insurance therefor. Landlord shall use reasonable efforts to secure a waiver of subrogation endorsement from its insurance carrier. Landlord hereby advises Tenant that Landlord's existing all-risk property insurance policy includes a waiver of subrogation, and Landlord

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agrees that it will not voluntarily request the termination of such waiver of subrogation. Landlord also agrees to carry and maintain commercial general liability insurance in limits it reasonably deems appropriate (but in no event less than the limits required of Tenant pursuant to Section 13.2).

                                   ARTICLE XIV
                             SERVICES AND UTILITIES

14.1 Subject to Tenant's performance of its obligations specified in this Lease, Tenant shall have access to the Building twenty-four (24) hours per day each day of the year (except in the event of an emergency).

14.2 Tenant will provide, at its expense, for the separate metering of all electricity to be supplied to the Premises, and shall contract directly with the appropriate public utility companies for the supplying of all such electricity to the Premises. Tenant shall pay all electricity charges to the appropriate utility provider, as and when due. Tenant shall have the right to use its proportionate share (i.e., 40.40% as of the Lease Commencement Date) of the Building's electrical capacity. The Building's electrical capacity as of the Lease Commencement Date is 1200 Amperes, 277/480V, 3 phase, 4 wire. Accordingly, as of the Lease Commencement Date, Tenant may utilize up to 484 Amperes (1200 Amperes x 40.40% = 484 Amperes).

14.3 Landlord shall not have any liability to Tenant, and Tenant shall not be entitled to terminate this Lease or receive a rent abatement, in the event of Landlord's failure or inability to furnish any of the utilities or services required to be furnished by Landlord hereunder; provided, however, that (i) Landlord shall use reasonable efforts to restore such failure or inability so long as such failure or inability is within Landlord's reasonable control, and
(ii) if such failure or inability is the result of Landlord's negligent or willful misconduct, and if Landlord is not proceeding diligently to correct such failure or inability, and if all or substantially all of the Premises is rendered unusable by Tenant for a continuous period of five (5) consecutive business days after Tenant gives Landlord written notice thereof, and if Tenant does not in fact use the Premises during such period, then, so long as Tenant is not in default under this Lease, Tenant shall be entitled to an abatement of the Base Rent payable hereunder for the period beginning on the day after such five
(5) business day period ends and continuing until the use of the Premises is restored to Tenant.

                                   ARTICLE XV
                              LIABILITY OF LANDLORD

15.1 Except as otherwise specifically provided for in this Section, Landlord, its employees and agents shall not be liable to Tenant, any Invitee or any other person or entity for any damage (including indirect and consequential damage), injury, loss or claim (including claims for the interruption of or loss to business) based on or arising out of any cause whatsoever (except as otherwise provided in this Section), including without limitation the following: repair to any portion of the Premises or the Building; interruption in the use of the Premises or any equipment therein; any accident or damage resulting from any use or operation (by Landlord, Tenant or any other person or entity) of elevators or heating, cooling, electrical, sewerage or plumbing equipment or apparatus; termination of this Lease by reason of damage to the Premises or the Building; any fire, robbery, theft, vandalism, mysterious disappearance or any other casualty; actions of any other tenant of the Building or of any other person or entity; failure or inability to furnish any service specified in this Lease; and leakage in any part of the Premises or the Building from water, rain, ice or snow that may leak into, or flow from, any part of the Premises or the Building, or from drains, pipes or plumbing fixtures in the Premises or the Building. If any condition exists which may be the basis of a claim of constructive eviction, then Tenant shall give Landlord written notice thereof and a reasonable opportunity to correct such condition, and in the interim Tenant shall not claim that it has been constructively evicted or is entitled to a rent abatement. Any property placed by Tenant or any Invitee in or about the Premises or the Building shall be at the sole risk of Tenant., and Landlord shall not in any manner be held responsible therefor. Any person receiving an article delivered for Tenant shall be acting as

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Tenant's agent for such purpose and not as Landlord's agent. For purposes of this Article, the term "BUILDING" shall be deemed to include the Land. Notwithstanding the foregoing provisions of this Section, Landlord shall not be released from liability to Tenant for any physical injury to any natural person caused by Landlord's gross negligence or willful misconduct to the extent such injury is not covered by insurance (a) carried by Tenant or such person, or (b) required by this Lease to be carried by Tenant; provided, however, that Landlord shall not under any circumstances be liable for any consequential or indirect damages.

15.2 Tenant shall reimburse Landlord, its employees and agents for (as additional rent), and shall indemnify, defend upon request and hold them harmless from and against all-costs, damages, claims; liabilities, expenses (including attorneys' fees), losses, penalties and court costs (collectively, "DAMAGES") suffered by or claimed against them, directly or indirectly, based on or arising out of, in whole or in part, (a) use and occupancy of the Premises or the business conducted therein, (b) any act or omission of Tenant or any Invitee, (c) any breach of Tenant's obligations under this Lease, including failure to comply with Laws or surrender the Premises upon the expiration or earlier termination of the Lease Term, or (d) any entry by Tenant or any Invitee upon the Land prior to the Lease Commencement Date, except to the extent any such damages are directly caused by Landlord's gross negligence or willful misconduct.

15.3 No landlord hereunder shall be liable for any obligation or liability based on or arising out of any event or condition occurring during the period that such landlord was not the owner of the Building or a landlord's interest therein. Within five (5) business days after request, Tenant shall attorn to such transferee and execute, acknowledge and deliver any document submitted to Tenant confirming such attornment.

15.4 Tenant shall not have the right to set off, recoup, abate or deduct any amount allegedly owed to Tenant pursuant to any claim against Landlord from any rent or other sum payable to Landlord. Tenant's sole remedy for recovering upon such claim shall be to institute an independent action against Landlord, which action shall not be consolidated with any action of Landlord.

15.5 If Tenant or any Invitee is awarded a money judgment against Landlord, then recourse for satisfaction of such judgment shall be limited to execution against Landlord's estate and interest in the Building. No other asset of Landlord, any partner, director, member, officer or trustee of Landlord (each, an "OFFICER") or any other person or entity shall be available to satisfy or be subject to such judgment, nor shall any officer or other person or entity be held to have personal liability for satisfaction of any claim or judgment against Landlord or any officer.

                                   ARTICLE XVI
                                      RULES

16.1 Tenant and Invitees shall at all times abide by and observe (a) the rules specified in Exhibit C and (b) the obligations imposed upon users of space in the Complex by the Protective Covenants, and with any additions to the Protective Covenants and any modifications of the Protective Covenants adopted from time to time by the Declarant. Tenant and Invitees shall also abide by and observe any other rule that Landlord may promulgate from time to time for the operation and maintenance of the Building, provided that notice thereof is given and such rule is not inconsistent with the provisions of this Lease. All rules shall be binding upon Tenant and enforceable by Landlord as if they were contained herein. Nothing contained in this Lease shall be construed as imposing upon Landlord any duty or obligation to enforce such rules, or the terms, conditions or covenants contained in any other lease, as against any other tenant, and Landlord shall not be liable to Tenant for the violation of such Protective Covenants or rules by any other tenant or its employees, agents, assignees, subtenants, invitees or licensees. Landlord shall use reasonable efforts not to enforce any Protective Covenant, rule or regulation in a manner which unreasonably discriminates among

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similarly situated tenants. Landlord shall use reasonable efforts not to enforce any rule or regulation, including, but not limited to, the Protective Covenants, in a manner which unreasonably discriminates against Tenant.

                                  ARTICLE XVII
                              DAMAGE OR DESTRUCTION

17.1 If the Premises or the Building are totally or partially damaged or destroyed thereby rendering the Premises totally or partially inaccessible or unusable, then Landlord shall diligently repair and restore the Premises and the Building to substantially the same condition they were in prior to such damage or destruction (except as otherwise set forth below); provided, however, that if in Landlord's judgment such repair and restoration cannot be completed within one hundred twenty (120) days after the occurrence of such damage or destruction (taking into account the time needed for effecting a satisfactory settlement with any insurance company involved, removal of debris, preparation of plans and issuance of all required governmental permits), then Landlord shall have the right to terminate this Lease by giving written notice of termination within sixty (60) days after the occurrence of such damage or destruction. If this Lease is terminated pursuant to this Article, then rent shall be apportioned (based on the portion of the Premises which is usable after such damage or destruction) and paid to the date of termination. If this Lease is not terminated as a result of such damage or destruction, then until such repair and restoration of the Premises are substantially complete, Tenant shall be required to pay rent only for the portion of the Premises that is usable while such repair and restoration are being made; provided, however, that if such damage or destruction was caused by the act or omission of Tenant or any Invitee, then Tenant shall not be entitled to any such rent reduction. After receipt of all insurance proceeds (including proceeds of insurance maintained by Tenant), Landlord shall proceed with and bear the expenses of such repair and restoration of the Premises and the Building; provided, however, that (a) if such damage or destruction was caused by the act or omission of Tenant or any Invitee, then Tenant shall pay Landlord's deductible and the amount by which such expenses exceed the insurance proceeds, if any, actually received by Landlord on account of such damage or destruction, (b) Tenant shall pay the amount by which the cost of restoring any item which Landlord-is required-to restore and Tenant is required-to insure exceeds the insurance proceeds received with respect thereto, and (c) Landlord shall not be required to repair or restore any of the original tenant improvements installed pursuant to Exhibit B, any Alterations or any other contents of the Premises (including, without limitation, Tenant's trade fixtures, decorations, furnishings, equipment or personal property). Notwithstanding anything herein to the contrary, Landlord shall have the right to terminate this Lease if (1) insurance proceeds are insufficient to pay the full cost of such repair and restoration, (2) the holder of any Mortgage fails or refuses to make such insurance proceeds available for such repair and restoration, (3) zoning or other applicable Laws or regulations do not permit such repair and restoration, or (4) the Building is damaged by fire or casualty (whether or not the Premises has been damaged) to such an extent that Landlord decides, in its sole and absolute discretion, not to rebuild or reconstruct the Building.

                                  ARTICLE XVIII
                                  CONDEMNATION

18.1 If one-third or more of the Premises, or the use or occupancy thereof, shall be taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose or sold under threat of such a taking or condemnation (collectively, "CONDEMNED"), then this Lease shall terminate on the day prior to the date title thereto vests in such authority and rent shall be apportioned as of such date. If less than one-third of the Premises or occupancy thereof is condemned, then this Lease shall continue in full force and effect as to the part of the Premises not so condemned, except that as of the date title vests in such authority Tenant shall not be required to pay rent with respect to the part of the Premises so condemned. Notwithstanding anything herein to the contrary, if twenty-five percent (25%) or more of the Land or the Building is condemned, then whether or not any portion of the Premises is condemned,

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Landlord shall have the right to terminate this Lease as of the date title vests in such authority.

All awards, damages and other compensation paid on account of such condemnation shall belong to Landlord, and Tenant assigns to Landlord all rights to such awards, damages and compensation.---Tenant-shall not make any claim against Landlord or such authority for any portion of such award, damages or compensation attributable to damage to the Premises, value of the unexpired portion of the Lease Term, loss of profits or goodwill, leasehold improvements or severance damages. Nothing contained herein, however, shall prevent Tenant from pursuing a separate claim against the authority for relocation expenses and for the value of furnishings, equipment and trade fixtures installed in the Premises at Tenant's expense and which Tenant is entitled pursuant to this Lease to remove at the expiration or earlier termination of the Lease Term, provided that such claim shall in no way diminish the award, damages or compensation payable to or recoverable by Landlord in connection with such condemnation.

                                   ARTICLE XIX
                                     DEFAULT

19.1 Each of the following shall constitute an "EVENT OF DEFAULT": (a) Tenant's failure to make when due any payment of the Base Rent, additional rent or other sum; provided, however, that with respect to the first two (2) such failures in any twelve (12) month period only, no Event of Default shall be deemed to have occurred unless such failure continues for a period of five (5) days after Landlord delivers written notice thereof to Tenant; (b) Tenant's failure to perform or observe any covenant or condition of this Lease not otherwise specifically described in this Section 19.1, which failure continues for thirty (30) days after Landlord delivers written notice thereof to Tenant; provided, however, that if (i) Tenant gives Landlord at least thirty (30) days prior written notice that it intends to vacate the Premises, (ii) Tenant pays the full amount of all Base Rent and additional rent when due under this Lease while the Premises are vacant, (iii) the fact that the Premises are vacant does not adversely affect the Building or other tenants therein and does not result in any liability to, or expenditure of funds by, Landlord, and (iv) Tenant leaves the Premises in a condition satisfactory to Landlord and continues to maintain the Premises in a condition satisfactory to Landlord throughout the remainder of the Lease Term, then, and in such event only, Tenant shall not be deemed to be in default under this Section 19.1 and Landlord shall have the right, exercisable by sending written notice to Tenant, to sublet from Tenant for the balance of the Lease Term of this Lease all or any portion of the Premises at Tenant's then rental rate hereunder, or to terminate this Lease as to all or any portion of the Premises, which rights of Landlord as to subletting and termination shall be exercisable by Landlord in its sole discretion; or (c) an Event of Bankruptcy as specified in Article XX; or (d) Tenant's dissolution or liquidation; or (e) any Environmental Default as specified in Section 6.3;
(f) any subletting, assignment, transfer, mortgage or other encumbrance of the Premises or this Lease not permitted by Article VII; or (g) any default by Tenant or any affiliate of Tenant under any other instrument or lease entered into with or for the benefit of Landlord or any affiliate of Landlord.

19.2 If there shall be an Event of Default (even if prior to the Lease Commencement Date), then the provisions of this Section shall apply. Landlord shall have the right, at its sole option, to terminate this Lease. In addition, with or without terminating this Lease, Landlord may re-enter, terminate Tenant's right of possession and take possession of the Premises. The provisions of this Article shall operate as a notice to quit, and Tenant hereby waives any other notice to quit or notice of Landlord's intention to re-enter the Premises or terminate this Lease. If necessary, Landlord may proceed to recover possession of the Premises under applicable Laws, or by such other proceedings, including re-entry and possession, as may be applicable. If Landlord elects to terminate this Lease and/or elects to terminate Tenant's right of possession, everything contained in this Lease on the part of Landlord to be done and performed shall cease without prejudice, however, to Tenant's liability for all Base Rent, additional rent and other sums specified herein. Whether or not this Lease and/or Tenant's right of possession is terminated, Landlord shall have the right, at its sole option, to terminate any renewal or expansion right contained in this Lease and to grant or withhold any consent or approval pursuant to this Lease in its sole and absolute discretion. Landlord may

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relet the Premises or any part thereof, alone or together with other premises, for such term(s) (which may extend beyond the date on which the Lease Term would have expired but for Tenant's default) and on such terms and conditions (which may include any concessions or allowances granted by Landlord) as Landlord, in its sole and absolute discretion, may determine, but Landlord shall not be liable for, nor shall Tenant's obligations hereunder be diminished by reason of, any failure by Landlord to relet all or any portion of the Premises or to collect any rent due upon such reletting. Whether or not this Lease and/or Tenant's right of possession is terminated or any suit is instituted, Tenant shall be liable for any Base Rent, additional rent, damages or other sum which may be due or sustained prior to such default, and for all costs, fees and expenses (including, but not limited to, attorneys' fees and costs, brokerage fees, expenses incurred in enforcing any of Tenant's obligations under the Lease or in placing the Premises in good, rentable condition, advertising expenses, and any concessions or allowances granted by Landlord) incurred by Landlord in pursuit of its remedies hereunder and/or in recovering possession of the Premises and renting the Premises to others from time to time plus other actual or consequential damages suffered or incurred by Landlord on account of Tenant's default (including, but not limited to, late fees or other charges incurred by Landlord under any Mortgage). Tenant also shall be liable for additional damages which at Landlord's election shall be either one or a combination of the following: (a) an amount equal to the Base Rent and additional rent due or which would have become due from the date of Tenant's default through the remainder of the Lease Term, less the amount of rental, if any, which Landlord receives during such period from others to whom the Premises may be rented (other than any additional rent received by Landlord as a result of any failure of such other person to perform any of its obligations to Landlord), which amount shall be computed and payable in monthly installments, in advance, on the first day of each calendar month following Tenant's default and continuing until the date on which the Lease Term would have expired but for Tenant's default, it being understood that separate suits may be brought from time to time to collect any such damages for any month(s) (and any such separate suit shall not in any manner prejudice the right of Landlord to collect any damages for any subsequent month(s)), or Landlord may defer initiating any such suit until after the expiration of the Lease Term (in which event such deferral shall not be construed as a waiver of Landlord's rights as set forth herein and Landlord's cause of action shall be deemed not to have accrued until the expiration of the Lease Term), and it being further understood that if Landlord elects to bring suits from time to time prior to reletting the Premises, Landlord shall be entitled to its full damages through the date of the award of damages without regard to any Base Rent, additional rent or other sums that are or may be projected to be received by Landlord upon reletting of the Premises; or (b) an amount equal to the sum of (i) all Base Rent, additional rent and other sums due or which would be due and payable under this Lease as of the date of Tenant's default through the end of the scheduled Lease Term, plus (ii) all expenses (including broker and reasonable attorneys' fees) projected by Landlord to be incurred in connection with the reletting of the Premises, minus (iii) any Base Rent, additional rent and other sums which Tenant proves by a preponderance of the evidence would be received by Landlord upon reletting of the Premises from the end of the vacancy period projected by Landlord through the expiration of the scheduled Lease Term. Such amount shall be discounted using a discount factor of five percent (5%), and such resulting amount shall be payable to Landlord in a lump sum on demand, it being understood that upon payment of such liquidated and agreed final damages, Tenant shall be released from further liability under this Lease with respect to the period after the date of such payment. Landlord may bring suit to collect any such damages at any time after an Event of Default shall have occurred. In the event Landlord relets the Premises together with other premises or for a term extending beyond the scheduled expiration of the Lease Term, it is understood that Tenant will not be entitled to apply any base rent, additional rent or other sums generated or projected to be generated by either such other premises or in the period extending beyond the scheduled expiration of the Lease Term (collectively, the "EXTRA RENT") against Landlord's damages. Similarly in proving the amount that would be received by Landlord upon a reletting of the Premises as set forth in clause (iii) above, Tenant shall not take into account the Extra Rent. The provisions contained in this Section shall be in addition to, and shall not prevent the enforcement of, any claim Landlord may have against Tenant for anticipatory breach of this Lease. Nothing herein shall be construed to affect or prejudice Landlord's right

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to prove, and claim in full, unpaid rent accrued prior to termination of this
Lease. If Landlord is entitled, or Tenant is required, pursuant to any provision hereof to take any action upon the termination of the Lease Term, then Landlord shall be entitled, and Tenant shall be required, to take such action also upon the termination of Tenant's right of possession.

19.3 Tenant hereby expressly waives, for itself and all persons claiming by, through or under it, any right of redemption, re-entry or restoration of the operation of this Lease under any present or future Law, including without limitation any such right which Tenant would otherwise have in case Tenant shall be dispossessed for any cause, or in case Landlord shall obtain possession of the Premises as herein provided.

         (a) All rights and remedies of Landlord set forth in this Lease are cumulative and in addition to all other rights and remedies available to Landlord at law or in equity. The exercise by Landlord of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. No delay or failure by Landlord to exercise or enforce any of Landlord's rights or remedies or Tenant's obligations shall constitute a waiver of any such rights, remedies or obligations. Landlord shall not be deemed to have waived any default by Tenant unless such waiver expressly is set forth in a written instrument signed by Landlord. If Landlord waives in writing any default by Tenant, such waiver shall not be construed as a waiver of any covenant, condition or agreement set forth in this Lease except as to the specific circumstances described in such written waiver.

19.4 If Landlord shall institute proceedings against Tenant and a compromise or settlement thereof shall be made, then the same shall not constitute a waiver of the same or of any other covenant, condition or agreement set forth herein, nor of any of Landlord's rights hereunder. Neither the payment by Tenant of a lesser amount than the monthly installment of Base Rent, additional rent or of any sums due hereunder nor any endorsement or statement on any check or letter accompanying a check for payment of rent or other sums payable hereunder shall be deemed an accord and satisfaction. Landlord may accept the same without prejudice to Landlord's right to recover the balance of such rent or other sums or to pursue any other remedy. Notwithstanding any request or designation by Tenant, Landlord may apply any payment received from Tenant to any payment then due. No re-entry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance of a surrender of this Lease.

19.5 If Tenant fails to make any payment to any third party or to do any act herein required to be made or done by Tenant, then Landlord may, but shall not be required to, make such payment or do such act. The taking of such action by Landlord shall not be considered a cure of such default by Tenant or prevent Landlord from pursuing any remedy it is otherwise entitled to in connection with such default. If Landlord elects to make such payment or do such act, then all expenses incurred by Landlord, plus interest thereon at a rate (the "DEFAULT RATE") equal to the greater of fifteen percent (15%) per annum or the rate per annum which is five (5) whole percentage points higher than the prime rate published in the Money Rates section of the Wall Street Journal, from the date incurred by Landlord to the date of payment thereof by Tenant, shall constitute additional rent due hereunder; provided, however, that nothing contained herein shall be construed as permitting Landlord to charge or receive interest in excess of the maximum rate then allowed by law.

19.6 If Tenant fails to make any payment of Base Rent, additional rent or any other sum on or before the date such payment is due and payable, then Tenant shall pay to Landlord a late charge of five percent (5%) of the amount of such payment. In addition, such payment and such late fee shall bear interest at the Default Rate from the date such payment or late fee, respectively, became due to the date of payment thereof by Tenant; provided, however, that nothing contained herein shall be construed as permitting Landlord to charge or receive interest in excess of the maximum rate then allowed by law. Such late charge and interest shall constitute additional rent due hereunder without any notice or demand.

19.7     [Intentionally omitted.]

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19.8     If more than one natural person or entity shall constitute Tenant, then the liability of each such person or entity shall be joint and several. If
Tenant is a general partnership or other entity the partners or members of which are subject to personal liability, then the liability of each such partner or member shall be joint and several. No waiver, release or modification of the obligations of any such person or entity shall affect the obligations of any other such person or entity.

                                   ARTICLE XX
                                   BANKRUPTCY

20.1 An "EVENT OF BANKRUPTCY" is the occurrence with respect to any of Tenant, a Guarantor or any other person liable for Tenant's obligations hereunder (including, without limitation, any general partner (or, if Tenant is a limited liability company, any member of Tenant) of Tenant (a "GENERAL PARTNER")) of any of the following: (a) such person becoming insolvent, as that term is defined in Title 11 of the United States Code (the "BANKRUPTCY CODE") or under the insolvency laws of any state (the "INSOLVENCY LAWS"); (b) appointment of a receiver or custodian for any property of such person, or the institution of a foreclosure or attachment action upon any property of such person; (c) filing by such person of a voluntary petition under the provisions of the Bankruptcy Code or Insolvency Laws; (d) filing of an involuntary petition against such person as the subject debtor under the Bankruptcy Code or Insolvency Laws, which either (1) is not dismissed within thirty (30) days after filing, or (2) results in the issuance of an order for relief against the debtor; or (e) such person making or consenting to an assignment for the benefit of creditors or a composition of creditors; (f) such person submitting (either before or after execution hereof) to

Landlord any financial statement containing any material inaccuracy or omission; or (g) a decrease by fifty percent (50%) or more of such person's net worth below the net worth of such person as of the date hereof. At any time upon not less than five (5) days' prior written notice, Tenant shall submit such information concerning the financial condition of any such person as Landlord may request. Tenant warrants that all such information heretofore and hereafter submitted is and shall be correct and complete.

20.2 Upon occurrence of an Event of Bankruptcy, Landlord shall have all rights and remedies available pursuant to Article XIX; provided, however, that while a case (the "Case") in which Tenant is the subject debtor under the Bankruptcy Code is pending, Landlord's right to terminate this Lease shall be subject, to the extent required by the Bankruptcy Code, to any rights of Tenant or its trustee in bankruptcy (collectively, "TRUSTEE") to assume or assume and assign this Lease pursuant to the Bankruptcy Code. After the commencement of a
Case: (i) Trustee shall perform all post-petition obligations of Tenant under this Lease; and (ii) if Landlord is entitled TO damages (including, without limitation, unpaid rent) pursuant to the terms of this Lease, then all such damages shall be entitled to administrative expense priority pursuant to the Bankruptcy Code. Any person or entity to which this Lease is assigned pursuant to the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of assignment, and any such assignee shall upon request execute and deliver to Landlord an instrument confirming such assumption. Trustee shall not have the right to assume or assume and assign this Lease unless Trustee promptly (a) cures all defaults under this Lease, (b) compensates Landlord for damages incurred as a result of such defaults, (c) provides adequate assurance of future performance on the part of Trustee as debtor in possession or Trustee's assignee, and (d) complies with all other requirements of the Bankruptcy Code. If Trustee fails to assume or assume and assign this Lease in accordance with the requirements of the Bankruptcy Code within sixty (60) days after the initiation of the Case, then Trustee shall be deemed to have rejected this Lease. If this Lease is rejected or deemed rejected, then Landlord shall have all rights and remedies available to it pursuant to Article XIX. Adequate assurance of future performance shall require, among other things, that the following minimum criteria be met: (1) Trustee must pay its estimated pro-rata share of the cost of all services performed or provided by Landlord (whether directly or through agents OR contractors and whether or not previously included as part of Base Rent) in advance of the performance or provision of such services; (2) Trustee must agree that

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Tenant's business shall be conducted in a good and reasonable manner, and that no liquidating sale, auction or other such business operation which Landlord deems to be other than good and reasonable business practice shall be conducted in the Premises; (3) Trustee must agree that the use OF the Premises as stated in this Lease shall remain unchanged and that no prohibited use shall be permitted; (4) Trustee must agree that the assumption or assumption and assignment of this Lease shall not violate or affect the rights of other tenants of the Building and the Complex; (5) Trustee must pay at the time the next monthly installment of Base Rent is due, in addition to such installment, an amount equal to the monthly installments of Base Rent, and additional rent due for the next six (6) months thereafter, such amount to be held as a security deposit; (6) Trustee must agree to pay, at any time Landlord draws on such security deposit, the amount necessary to restore such security deposit to its original amount; (7) Trustee must comply with all duties and obligations of Tenant under this Lease; and (8) All assurances of future performance specified in the Bankruptcy Code must be provided.

                                   ARTICLE XXI
                                  SUBORDINATION

21.1 This Lease is subject and subordinate to the lien, provisions, operation and effect of all mortgages, deeds of trust, ground leases or other security instruments which may now or hereafter encumber the Building or the Land (collectively, "MORTGAGES"), to all funds and indebtedness intended to be secured thereby, and to all renewals, extensions, modifications, recastings or refinancings thereof. The holder of any Mortgage to which this Lease is subordinate shall have the right (subject to any required approval of the holders of any superior Mortgage) at any time to declare this Lease to be superior to the lien, provisions, operation and effect of such Mortgage and Tenant shall execute, acknowledge and deliver all documents required by such holder in confirmation thereof. Notwithstanding the foregoing, (a) Landlord shall obtain from the holder of the existing Mortgage which encumbers the Building and Land a non-disturbance agreement for the benefit of tenant in such holder's usual form and (b) with respect to any future Mortgage on the Building, the Land or both, if (i) at the time that any such Mortgage is placed Tenant is then paying all of its obligations to its creditors on a timely basis as such obligations become due, and (ii) there shall then be no default existing under this Lease then, in such event, Landlord shall use commercially reasonable efforts to obtain from the holder of such future Mortgage a non-disturbance agreement for the benefit of Tenant in such holder's usual form; provided, however, that in each case (A) Tenant shall pay all costs incurred by Landlord which are imposed by such holder of a Mortgage with respect to such non-disturbance agreement, and (B) in the event that Landlord does not obtain a non-disturbance agreement which it is obligated to obtain pursuant to clause (a) of this Section 21.1 or which Landlord is obligated to use commercially reasonable efforts to obtain pursuant to clause (b) of this Section 21.1, then Tenant's sole remedy shall be that this Lease shall not be subject and subordinate to the lien of the Mortgage and Landlord shall have no liability to Tenant on account of Landlord's failure to obtain a non-disturbance agreement.

21.2 Tenant shall at Landlord's request promptly execute any requisite or appropriate document confirming the foregoing subordination. Tenant appoints Landlord as Tenant's attorney-in-fact to execute any such document for Tenant. Tenant waives the provisions of any statute or rule of law now or hereafter in effect which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease and Tenant's obligations hereunder in the event any foreclosure proceeding is prosecuted or completed or in the event the Building, the Land or Landlord's interest therein is transferred by foreclosure, by deed in lieu of foreclosure or otherwise. If this Lease is not extinguished upon any such transfer or by the transferee following such transfer, then, at the request of such transferee, Tenant shall attorn to such transferee and shall recognize such transferee' as the landlord under this Lease. Tenant agrees that upon any such attornment, such transferee shall not be (a) bound by any payment of the Base Rent or additional rent more than one (1) month in advance, except prepayments in the nature of security for the performance by Tenant of its obligations under this Lease, but only to the extent such prepayments have been delivered to such transferee, (b) bound by any amendment of this Lease made without the consent of the holder of each Mortgage existing as of the date of such amendment, (c) liable for damages for any breach, act or omission

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of any prior landlord,-(-d) subject to any offsets or defenses which Tenant might have against any prior landlord, (e) be obligated for construction of any improvements otherwise to be constructed by Landlord under the Lease, or (f) be obligated under any provision of this Lease setting forth terms of indemnification by Landlord of Tenant; provided, however, that after succeeding to Landlord's interest under this Lease, such transferee shall agree to perform in accordance with the terms of this Lease all obligations of Landlord arising after the date of transfer. Within five (5) days after the request of such transferee, Tenant shall execute, acknowledge and deliver any requisite or appropriate document submitted to Tenant confirming such attornment.

21.3 If any prospective or current holder of a Mortgage requires that modifications to this Lease be obtained, and provided that such modifications
(a) are reasonable, (b) do not adversely affect in a material manner Tenant's use and quiet enjoyment of the Premises as herein permitted, and (c) do not increase the rent and other sums to be paid by Tenant, then Landlord may submit to Tenant an amendment to this Lease incorporating such required modifications, and Tenant shall execute, acknowledge and deliver such amendment to Landlord within five (5) business days after Tenant's receipt thereof (with no other notice or cure period applicable thereto).

21.4 If (i) the Building or the Land, or both, are at any time subject to a Mortgage, (ii) this Lease and rent payable hereunder is assigned to the holder of the Mortgage, and (iii) the Tenant is given notice of such assignment, including the name and address of the assignee, then, in that event, Tenant shall not terminate this Lease or make any abatement or offset in the rent payable hereunder for any default on the part of the Landlord without first giving notice, in the manner provided elsewhere in this Lease for the giving of notices, to the holder of such Mortgage, specifying the default in reasonable detail, and affording such holder a reasonable opportunity to make performance, at its election, for and on behalf of the Landlord, except that (x) such holder shall have at least thirty (30) days to cure the default; (y) if such default cannot be cured with reasonable diligence and continuity within thirty (30) days, such holder shall have any additional time as may be reasonably necessary to cure the default with reasonable diligence and continuity; and (z) if the default cannot reasonably be cured without such holder having obtained possession of the Building, such holder shall have such additional time as may be reasonably necessary under the circumstances to obtain possession of the Building and thereafter to cure the default with reasonable diligence and continuity. If more than one such holder makes a written request to Landlord to cure the default, the holder making the request whose lien is the most senior shall have such right.

                                  ARTICLE XXII
                                  HOLDING OVER

22.1 Tenant acknowledges that it is extremely important that Landlord have substantial advance notice of the date on which Tenant will vacate the Premises, because Landlord will require an extensive period to locate a replacement tenant and because Landlord plans its entire leasing and renovation program for the Building in reliance on its lease expiration dates. Tenant also acknowledges that if Tenant fails to surrender the Premises or any portion thereof at the expiration or earlier termination of the Lease Term, then it will be conclusively presumed that the value to Tenant of remaining in possession, and the loss that will be suffered by Landlord as a result thereof, far exceed the Base Rent and additional rent that would have been payable had the Lease Term continued during such holdover period. Therefore, if Tenant (or anyone claiming through Tenant) does not immediately surrender the Premises or any portion thereof upon the expiration or earlier termination of the Lease Term, then Landlord may deem Tenant to be occupying the Premises as a tenant from month-to-month, (a) for the first three (3) months of such holdover, at the sum of one hundred fifty percent (150%) of the monthly installment of Base Rent, additional rent and other sums that would be payable pursuant to the provisions of this Lease if the Lease Term had continued during such holdover period, and
(b) if Tenant shall remain in occupancy of the Premises thereafter, the rent payable by Tenant hereunder shall be increased to equal two hundred percent (200%) of the Base Rent, additional rent and other sums that would have been payable pursuant to the provisions of this Lease if the Lease Term

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had continued during such holdover period. Such rent shall be computed by
Landlord and paid by Tenant on a monthly basis and shall be payable on the first day of such holdover period and the first day of each calendar month thereafter during such holdover period until the Premises have been vacated. Notwithstanding any other provision of this Lease, Landlord's acceptance of such rent shall not in any manner adversely affect Landlord's other rights and remedies, including Landlord's right to evict Tenant and to recover all damages. Any such holdover shall be deemed to be a tenancy-at-sufferance and not a tenancy-at-will or tenancy from month-to-month. In no event shall any holdover be deemed a permitted extension or renewal of the Lease Term, and nothing contained herein shall be construed to constitute Landlord's consent to any holdover or to give Tenant any right with respect thereto.

                                  ARTICLE XXIII
                              COVENANTS OF LANDLORD

23.1 Landlord covenants that it has the right to enter into this Lease, and that if Tenant shall perform timely all of its obligations hereunder, then, subject to the provisions of this Lease, Tenant shall during the Lease Term peaceably and quietly occupy and enjoy the full possession of the Premises without hindrance by Landlord or any party claiming through or under Landlord.

23.2 Landlord reserves the following rights, following at least ninety (90) days prior notice to Tenant: (a) to change the street address and name of the Building and the Complex; (b) to change the arrangement and location of entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets or other public parts of the Building and the Complex; (c) to erect, use and maintain pipes, wires, structural supports, ducts and conduits in and through the Premises; (d) to grant to anyone the exclusive right to conduct any particular business in the Building and the Complex; (e) to exclusively use and/or lease the roof areas, the sidewalks and other exterior areas; (f) to resubdivide the Land or to combine the Land with other lands; (g) to relocate any parking areas designated for Tenant's use; (h) if Tenant vacates the Premises prior to the expiration of the Lease Term, to enter the Premises for any reason whatsoever and to make Alterations to or otherwise prepare the Premises for reoccupancy without relieving Tenant of its obligation to pay all Base Rent, additional rent and other sums due under this Lease through such expiration; (i) to construct improvements (including kiosks) on the Land and in the public and common areas of the Building; (j) to prohibit smoking in the entire Building or portions thereof (including the Premises) and on the Land, so long as such prohibitions are in accordance with applicable law; and (k) if any excavation or other substructure work shall be made or authorized to be made upon land adjacent to the Building or the Land, to enter the Premises for the purpose of doing such work as is required to preserve the walls of the Building and to preserve the land from injury or damage and to support such walls and land by proper foundations. Landlord may exercise any or all of the foregoing rights without being deemed to be guilty of an eviction, actual or constructive, or a disturbance of Tenant's business or use or occupancy of the Premises. In the exercise of its rights under this Section 23.2, Landlord shall use commercially reasonable efforts to minimize any disruption to Tenant's access to the Building or Premises or with Tenant's business operations in the Premises.

23.3 Notwithstanding anything contained herein to the contrary, Landlord may at any time elect to alter, rehabilitate or renovate all or any portion of the Building or property of which the Premises are a part so long as such construction does not substantially and unreasonably interfere with Tenant's access to the Premises or substantially and unreasonably interfere with Tenant's use of the Premises. Tenant acknowledges that the Landlord has the right to undertake major renovations (including work with respect to the exterior facade of the property) with respect to the property and that Landlord may hereafter perform additional work, improvements and renovations with respect to the property. In connection with any such work, improvements and renovations, the Landlord may erect scaffoldings, sidewalk bridges and other such appurtenances. The Tenant agrees not to interfere with such work, improvements and renovations and further agrees that such work, improvements and renovations (and the construction appurtenances which the Landlord may place at or near the Premises) shall not constitute an eviction or constructive eviction of

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Tenant, in whole or in part, and the Base Rent and all other items of additional rent hereunder shall not abate while such work, improvements and renovations are being made by reason of loss or interruption of the business of the Tenant or otherwise, nor shall Tenant have any claims against Landlord by reason of such work. In the exercise of its rights under this Section 23.3, Landlord shall use commercially reasonable efforts to minimize any disruption to Tenant's access to the Building or Premises or with Tenant's business operations in the Premises.

                                  ARTICLE XXIV
                                     PARKING

24.1     (a)      Tenant shall have the right to utilize up to (i) fifty-five
(55) unreserved parking spaces within the Building's parking facilities (the "Parking Area") (other than space provided by Landlord in its sole discretion from time to time to individual tenants as reserved spaces) on a non-exclusive basis with other tenants of the Building, and (ii) ten (10) reserved parking spaces within the Parking Area (the "RESERVED PARKING SPACES"), upon such terms and conditions as may from time to time be established by Landlord. The Reserved Parking Spaces shall be at the locations set forth on Exhibit G attached hereto and made a part hereof. Landlord reserves the right in its absolute discretion to determine whether the parking facilities are becoming crowded and to allocate and assign parking spaces among Tenant and the other tenants. Tenant shall not use the Parking Area for the overnight storage of vehicles; provided, however, that, to the extent allowable under the Protective Covenants and as a portion of Tenant's unreserved parking space allotment hereunder, Tenant may park no more than four (4) of its service vehicles on an overnight basis only in the portion(s) of the Parking Area which are not visible from either Centerview Drive or Centerville Road. Landlord reserves the right to modify in any way Landlord deems appropriate the manner in which the Parking Area is accessed during the Lease Term.

         (b) Landlord's granting of parking rights hereunder does not create a bailment between the parties, it being expressly agreed that the only relationship created between Landlord and Tenant hereby is that of right grantor and right grantee. All motor vehicles (including all contents thereof) shall be in the Parking Area at the sole risk of their owners and Tenant, and Landlord is not responsible for the protection and security of such vehicles. Neither Landlord nor any agent, employee or contractor of Landlord shall have any liability for any property damage or personal injury arising out of or in connection with said motor vehicles, and Tenant shall indemnify and hold Landlord and any agent, employee or contractor of Landlord harmless from and against all demands, claims, damages, costs, expenses, liabilities, or causes of action arising out of or connected with Tenant's or Tenant's Invitees' use of the Parking Area, or any acts or omissions arising out of or in connection with said motor vehicles.

         (c) In its use of the Parking Area, Tenant will follow all terms of all applicable Rules and Regulations enacted by Landlord and all Protective Covenants enacted by the Declarant with respect to the Complex and/or the Parking Area, and will cause Tenant's Invitees to do the same. Any violation of said applicable Rules and Regulations or Protective Covenants or failure by Tenant to pay parking fees, if any, will constitute an Event of Default hereunder. Upon any such Event of Default, in addition to Landlord's other rights and remedies, Landlord may terminate Tenant's rights to utilize parking spaces in the Parking Area in accordance with the terms of subsection (a) above.

         (d) If: (i) all or a portion of the Parking Area is damaged by fire or other casualty or taken by power of eminent domain or purchased in lieu thereof by any governmental authority, (ii) the insurance proceeds payable as a result of a casualty to the Parking Area are applied to a Mortgage, or (iii) there is any material uninsured loss to the Parking Area, Landlord may terminate Tenant's right to lease spaces in the Parking Area in accordance with the terms of subsection (a) above. If Landlord does not so elect to terminate such rights of Tenant pursuant to the foregoing provision's of this subsection (d), then Landlord will either (i) proceed to restore the Parking Area (and Landlord shall have no obligation to provide any alternative parking while such restoration is being performed), or (ii) not restore the Parking Area, but

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provide Tenant, at Tenant's sole cost and expense, with alternate parking throughout the remainder of the Lease Term (if such alternative parking is reasonably available under the circumstances).

24.2 Landlord reserves the right to establish and modify or amend rules and regulations governing the use of such parking areas. Landlord shall have the right to revoke a user's parking privileges in the event such user fails to abide by the rules and regulations governing the use of such parking areas. Tenant shall be prohibited from using the Parking Area for purposes other than for parking registered vehicles. The storage or repair of vehicles in the Parking Area shall be prohibited.

24.3 Tenant shall not assign, sublet or transfer its rights to use any parking spaces at the Complex without Landlord's prior written consent. Any attempted assignment, sublet, or transfer shall be void. Tenant and its employees shall observe reasonable safety precautions in the use of the Parking Area and shall at all times abide by all rules and regulations governing the use of the Parking Area promulgated by Landlord Landlord reserves the right to close the Parking Area during periods of unusually inclement weather or for repairs. Landlord does not assume any responsibility, and shall not be held liable, for any damage or loss to any automobile or personal property in or about the Parking Area, or for any injury sustained by any person in or about the Parking Area.

                                   ARTICLE XXV
                                    ESTOPPELS

25.1 At any time and from time to time, upon not less than five (5) business days' prior written notice, Tenant and each subtenant, assignee, licensee or concessionaire or occupant of Tenant shall execute, acknowledge and deliver to Landlord and/or any other person or entity designated by Landlord, a written statement certifying: (a) that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications); (b) the dates to which the rent and any other charges have been paid; (c) whether or not Landlord is in default in the performance of any obligation, and if so, specifying the nature of such default; (d) the address to which notices to Tenant are to be sent; (e) that this Lease is subject and subordinate to all Mortgages encumbering the Building or the Land; (f) that Tenant has accepted the Premises and that all work thereto has been completed (or if such work has not been completed, specifying the incomplete work); and (g) such other matters as Landlord may reasonably request. Any such statement may be relied upon by any owner of the Building or the Land, any prospective purchaser of the Building or the Land, any holder_ or prospective holder of a Mortgage or any other person or entity. Tenant acknowledges that time is of the essence to the delivery of such statements and that Tenant's failure to deliver timely such statements may cause substantial damages resulting from, for example, delays in obtaining financing secured by the Building. Tenant shall be liable for all such damages. If any such statement is not delivered timely by Tenant, then all matters contained in such statement shall be deemed true and accurate. Notwithstanding the foregoing, any estoppel certificate(s) executed by Tenant shall not amend or modify the terms and conditions of this Lease.

                                  ARTICLE XXVI
                               GENERAL PROVISIONS

26.1 Tenant acknowledges that neither Landlord nor any broker, agent or employee of Landlord has made any representation or promise with respect to the Premises or the Building except as herein expressly set forth, and no right, privilege, easement or license is being acquired by Tenant except as herein expressly set forth.

26.2 Nothing contained in this Lease shall be construed as creating any relationship between Landlord and Tenant other than that of landlord and tenant. Tenant shall not use the name of the Building for any

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purpose other than as the address of the business to be conducted by Tenant in the Premises, use the-name-of the Building as Tenant's business address after Tenant vacates the Premises, or do or permit to be done anything in connection with Tenant's business or advertising which in the reasonable judgment of Landlord may reflect unfavorably on Landlord or the Building or confuse or mislead the public as to any apparent connection or relationship between Landlord, the Building and Tenant.

26.3 Landlord and Tenant each warrants to the other that in connection with this Lease it has not employed or dealt with any broker, agent or finder, other than the Broker(s) set forth in Section 1.10. Landlord acknowledges that Landlord shall pay any commission or fee due to the Broker(s) pursuant to a separate agreement. Tenant shall indemnify and hold Landlord harmless from and against any claim for brokerage or other commissions asserted by any broker, agent or finder employed by Tenant or with whom Tenant has dealt, other than the Broker(s).

26.4 LANDLORD, TENANT, AND ALL OTHER PERSONS OR ENTITIES LIABLE UNDER THIS LEASE EACH WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, TENANT'S USE OR OCCUPANCY OF THE PREMISES. AND/OR ANY CLAIM OF INJURY OR DAMAGE. TENANT CONSENTS TO SERVICE OF PROCESS AND ANY PLEADING RELATING TO ANY SUCH ACTION AT THE PREMISES OR AT TENANT'S REGISTERED AGENT'S ADDRESS; PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL BE CONSTRUED AS REQUIRING SUCH SERVICE AT THE PREMISES. LANDLORD, TENANT, AND ALL OTHER PERSONS OR ENTITIES LIABLE UNDER THIS LEASE EACH WAIVES ANY OBJECTION TO THE VENUE OF ANY ACTION FILED IN ANY COURT SITUATED IN THE JURISDICTION IN WHICH THE BUILDING IS LOCATED, AND WAIVES ANY RIGHT, CLAIM OR POWER, UNDER THE DOCTRINE OF FORUM NON CONVENIENS OR OTHERWISE, TO TRANSFER ANY SUCH ACTION TO ANY OTHER COURT.

         For purposes of this Section 26.4, "TENANT'S REGISTERED AGENT'S ADDRESS" shall be as follows:

                  Mr. Marc Busman
                  7012 Wolf Shoals Road Suite 101
                  Fairfax Station, VA 22039.

26.5 All notices or other communications required under this Lease shall be in writing and shall be deemed duly given and received when delivered in person (with receipt therefor), on the next business day after deposit with a recognized overnight delivery service, or on the third (3rd) day after being sent by certified or registered mail, return receipt requested, postage prepaid, to the following addresses: (a) if to Landlord, at each of the Landlord Notice Addresses specified in Article I; (b) if to Tenant, at the Tenant Notice
Address specified in Article I. Either party may change its address for the giving of notices by notice given in accordance with this Section. If Landlord or the holder of any Mortgage notifies Tenant that a copy of any notice to Landlord shall be sent to such holder at a specified address, then Tenant shall send (in the manner specified in this Section and at the same time such notice is sent to Landlord) a copy of each such notice to such holder, and no such notice shall be considered duly sent unless such copy is so sent to such holder. Any such holder shall have the rights set forth in Section 21.4. Any cure of Landlord's default by such holder shall be treated as performance by Landlord.

26.6 Each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, then such provision shall be deemed to be replaced by the valid and enforceable provision most substantively similar to such invalid or unenforceable provision, and the remainder of this Lease and the application of such provision to persons or circumstances other than those as to which it is

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invalid or unenforceable shall not be affected thereby. Nothing contained in this Lease shall be construed as permitting Landlord to charge or receive interest in excess of the maximum rate allowed by law.

26.7 Feminine, masculine or neuter pronouns shall be substituted for those of another form, and the plural or singular shall be substituted for the other number, in any place in which the context may require such substitution.

26.8 The provisions of this Lease shall be binding upon and inure to the benefit of the parties and each of their respective representatives, successors and assigns, subject to the provisions herein restricting assignment or subletting.

26.9 This Lease contains and embodies the entire agreement of the parties hereto and supersedes all prior agreements, negotiations, letters of intent, proposals, representations, warranties, understandings, suggestions and discussions, whether written or oral, between the parties hereto. Any representation, inducement, warranty, understanding or agreement that is not expressly set forth in this Lease shall be of no force or effect. This Lease may be modified or changed in any manner only by an instrument signed by both parties. This Lease includes and incorporates all Exhibits attached hereto.

26.10 This Lease shall be governed by the Laws of the jurisdiction in which the Building is located. There shall be no presumption that this Lease be construed more strictly against the party who itself or though its agent prepared it, it being agreed that all parties hereto have participated in the preparation of this Lease and that each party had the opportunity to consult legal counsel before the execution of this Lease.

26.11 Headings are used for convenience and shall not be considered when construing this Lease.

26.12 The submission of an unsigned copy of this document to Tenant shall not constitute an offer or option to lease the Premises. This Lease shall become effective and binding only upon execution and delivery by both Landlord and Tenant subject to the following. This Lease is contingent upon any holder of a Mortgage which encumbers the Building approving the Lease. In the event that such holder does not approve the -Lease, Landlord shall have the right to terminate this Lease.

26.13    [Intentionally omitted.]

26.14 This Lease may be executed in multiple counterparts, each of which shall be deemed an original and all of which together constitute one and the same document. Faxed signatures shall have the same binding effect as original signatures.

26.15    Neither this Lease nor a memorandum thereof shall be recorded.

26.16 Landlord reserves the right to make reasonable changes and modifications to the plans and specifications for the Building without Tenant's consent,-provided such-changes-or modifications do not materially and adversely change the character of the Building or Tenant's use of the Premises.

26.17 Tenant's liabilities and obligations with respect to the period prior to the expiration or earlier termination of the Lease Term shall survive such expiration or earlier termination.

26.18 If Landlord is in any way delayed or prevented from performing any obligation due to fire, act of God, governmental act or failure to act, strike, labor dispute, inability to procure materials, or any cause beyond Landlord's reasonable control (whether similar or dissimilar to the foregoing events), then the time for performance of such obligation shall be excused for the period of such delay or prevention and extended for a period equal to the period of such delay, interruption or prevention.

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26.19    Landlord's review, approval and consent powers (including the right to review plans and specifications) are for its benefit only. Such review, approval or consent (or conditions imposed in connection therewith) shall be deemed not to constitute a representation concerning legality, safety or any other matter.

26.20 The deletion of any printed, typed or other portion of this Lease shall not evidence the parties' intention to contradict such deleted portion. Such deleted portion shall be deemed not to have been inserted in this Lease.

26.21 At the expiration or earlier termination of the Lease Term, Tenant shall deliver to Landlord all keys and security cards to the Building and the Premises, whether such keys were furnished by Landlord or otherwise procured by Tenant, and shall inform Landlord of the combination of each lock, safe and vault, if any, in the Premises.

26.22 Tenant and the person executing and delivering this Lease on Tenant's behalf each represents and warrants that such person is duly authorized to so act; that Tenant is duly organized, is qualified to do business in the jurisdiction in which the Building is located, is in good standing under the Laws of the state of its organization and the Laws of the jurisdiction in which the Building is located, and has the power and authority to enter into this Lease; and that all action required to authorize Tenant and such person to enter into this Lease has been duly taken.

26.23 Any elimination or shutting off of light, air, or view by any structure which may be erected on lands adjacent to the Building shall in no way effect this Lease or impose any liability on Landlord.

For purposes of Section 55-218.1 of the Code of Virginia, Landlord appoints as its resident agent Corporate Services Company.

26.25 This Lease, for purposes of applicable law shall be deemed a deed of lease executed under seal.

26.26 The parties intend that all payments made to Landlord under this Lease will qualify as rents from real property for purposes of Section 512(b)(3) of the Internal Revenue Code of 1986, as amended ("QUALIFIED RENTS"). If Landlord, in its sole discretion, advises Tenant that there is any risk that all or part of any payments made under this Lease will not qualify as Qualified Rents, Tenant agrees (i) to cooperate with landlord to restructure this Lease in such manner as may be necessary to enable such payments to be treated as Qualified Rents, and (ii) to permit an assignment of this Lease, in each case provided such restructuring or assignment will not have a material economic impact on Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease under seal as of the day and year first above written.

WITNESS:                              LANDLORD:

                                      FJ DULLES BUSINESS PARK II LLC, a Virginia limited liability company

                                      By: JBG REAL ESTATE ASSOCIATES
                                          XXXVIII, L.L.C., a Delaware limited
                                          liability company Class A Managing
                                          Member

                                      By  /s/ Benjamin R. Jacobs        [SEAL]
-----------------------------             ------------------------------
                                          Benjamin R. Jacobs
                                          Managing Member

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ATTEST:                               TENANT:

[Corporate Seal]                      DIGITAL SUPPORT CORPORATION, a Virginia
                                      corporation

By: /s/ MARK MITCHELL                 By:                                [SEAL]
    -------------------------             ------------------------------
    MARK MITCHELL                         Name: Peter S. Brigham
    DR. COMMERCIAL SALE                   Title: President

                           26.27 In the event that a legal action is brought by the Landlord against the Tenant, or vice versa, then the non-prevailing party shall reimburse the prevailing party for all associated fees and expenses.

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